UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

BRIGHTVIEW HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

980 Jolly Road
Blue Bell, Pennsylvania 19422
January 26, 2023
Dear Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of BrightView Holdings, Inc. to be held on Tuesday, March 7, 2023 at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be virtual. You will be able to attend the meeting online, vote your shares and submit your questions by visiting https://web.lumiagm.com/298109712, password: brightview2023.
As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites receipt, reduces costs and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about January 26, 2023 to our stockholders of record at the close of business on January 11, 2023. The notice contains instructions on how to access our Proxy Statement and 2022 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the notice.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Thank you for your continued support.
Sincerely,
Paul E. Raether
Chairman of the Board of Directors
Andrew V. Masterman
President and Chief Executive Officer, Director

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
Date	Tuesday, March 7, 2023
Time	11:00 a.m. Eastern Time. Online check-in will begin at 10:30 a.m. Eastern Time, and you should allow ample time for online check-in procedures.
Place	Online via webcast at https://web.lumiagm.com/298109712, password: brightview2023. To participate in the Annual Meeting, you will need the 11-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may vote your shares electronically and submit questions during the Annual Meeting by logging into https://web.lumiagm.com/298109712, password: brightview2023.
Record date	The Board of Directors has fixed the close of business on January 11, 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time. You will be able to request a list of stockholders of record during the Annual Meeting.
Items of business
(1)
To elect the eight director nominees listed herein.

(2)
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2023 (“Fiscal 2023”).

(3)
To approve an amendment to our Third Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted pursuant to recent amendments to the Delaware General Corporation Law.

(4)
To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

You have three options for submitting your vote before the Annual Meeting:
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Internet, through computer or mobile device such as a tablet or smartphone;

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Telephone; or

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Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the virtual Annual Meeting.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
January 26, 2023
Blue Bell, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Tuesday, March 7, 2023: The Proxy Statement and 2022 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended September 30, 2022, are available at www.voteproxy.com.

980 Jolly Road
Blue Bell, Pennsylvania 19422
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 7, 2023
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about January 26, 2023 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of BrightView Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on March 7, 2023, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting online and vote your shares electronically during the meeting.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:
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Proposal No. 1: Election of the eight director nominees listed in this Proxy Statement (the “Nominee Proposal”).

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Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2023 (the “Ratification Proposal”).

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Proposal No. 3: Approval of an amendment to our Third Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted pursuant to recent amendments to the Delaware General Corporation Law (the “Exculpation Proposal”).

Who is entitled to vote?
Stockholders as of the close of business on January 11, 2023 (the “Record Date”) may vote online at the virtual Annual Meeting. As of that date, there were approximately 93,476,986 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
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Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

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Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares; and

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Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” as described below also are counted as present and entitled to vote for purposes of determining a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting.
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, the Nominee Proposal and the Exculpation Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion on such proposal.
How many votes are required to approve each proposal?
With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
With respect to the Ratification Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.
With respect to the Exculpation Proposal, approval requires a vote of the holders of a majority of the Company’s outstanding shares entitled to vote on the proposal.
How are votes counted?
With respect to the Nominee Proposal, you may vote “FOR,” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.
With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.
With respect to the Exculpation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will be counted as a vote “AGAINST” the Exculpation Proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the Ratification and Exculpation Proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of American Stock Transfer & Trust Company, LLC (“AST”) will tabulate the votes and act as inspector of elections.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
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“FOR” each of the nominees to the Board set forth in this Proxy Statement.

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“FOR” the Ratification Proposal.

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“FOR” the Exculpation Proposal.

How can I attend the Annual Meeting online?
This year’s Annual Meeting will be a completely virtual meeting, conducted exclusively via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/298109712, password: brightview2023. To participate in the Annual Meeting, you will need the 11-digit control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.
The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 10:30 a.m. Eastern Time and you should allow ample time to log in to the meeting webcast.
How can I vote my shares before the Annual Meeting?
The voting process depends on whether you hold your shares in your own name (as the “stockholder of record”) or beneficially in “street name”. If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
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By Internet — You may submit your proxy by going to www.voteproxy.com and by following the instructions on how to complete an electronic proxy card.

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By Telephone — You may submit your proxy by dialing 1-800-776-9437 and by following the recorded instructions.

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By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated, and by mailing or otherwise returning the card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time on March 6, 2023 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards or voting instruction forms must be mailed sufficiently in advance to be received and processed by our tabulator before the polls close at the meeting. Brokers, banks or nominees may have earlier cutoff deadlines.
How do I vote online during the Annual Meeting?
If you are a stockholder of record, you may vote your shares by attending the 2023 Annual Meeting of Stockholders online and following the on-screen voting instructions.
If you hold your shares in “street name”, you may need to follow additional instructions provided by your broker in order to vote your shares and submit questions during the Annual Meeting. Your broker may require you to obtain a legal proxy which must reflect the number of shares you hold along with your name and email address. The legal proxy must then be submitted to AST at proxy@astfinancial.com, by fax to 718-765-8730, or mailed to:
American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Your submission to AST must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on Friday, March 3, 2023. A confirmation of registration email and 11-digit voter control number from AST will be issued after registration materials have been received.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log in page. Technical support will be available starting at 10:30 A.M. Eastern Time on Tuesday, March 7, 2023 and until the meeting has finished.
How do I submit a question at the Annual Meeting?
Stockholders will be able to submit questions live during the virtual meeting by following the on-screen instructions. We will answer questions relevant to meeting matters and that otherwise comply with the meeting rules of conduct. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each notice of internet availability you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422 prior to your shares being voted, or by attending the Annual Meeting online and voting. Attendance virtually at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting online and voting.
Could other matters be decided at the Annual Meeting?
We do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
We also have retained D.F. King & Co., Inc. to assist in soliciting proxies. We expect to pay D.F. King & Co., Inc. approximately $11,000 plus expenses in connection with its solicitation of proxies.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Board has considered and nominated the following nominees for a one-year term expiring at the 2024 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: James R. Abrahamson; Jane Okun Bomba; William Cornog; Frank Lopez; Andrew V. Masterman; Paul E. Raether; Richard W. Roedel and Mara Swan.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2023
The following information describes the offices held, other business directorships and other background information for each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.
Name	Age	Principal Occupation and Other Information
James R. Abrahamson	67
James R. Abrahamson has been a member of the Board since August 2015. Mr. Abrahamson’s public company board experience includes currently serving as independent Board Chair of VICI Properties, Inc. (NYSE: VICI), a leading REIT comprised of large-scale experiential focused destination resort and gaming facilities across the country, since its inception in October 2017 and subsequent IPO in February 2018. Previously, Mr. Abrahamson served as an independent director of CorePoint Lodging Inc. (NYSE: CPLG), a leading midscale hotel REIT comprised of over 100 hotels, from its launch and IPO in May 2018 until its sale to Highgate in February 2022. Mr. Abrahamson served as an independent director of LaQuinta Holdings (NYSE: LQ) from 2015 until its sale to Wyndham Hotels & Resorts in 2018 and as an executive director of the board of Intercontinental Hotels Group (LON: IHG) in 2010 and 2011.
Mr. Abrahamson’s corporate career includes prior service as Chief Executive Officer of Interstate Hotels & Resorts, a privately held leading global hotel management company comprised of approximately 500 hotels from 2011 to March 2017; he was named to the position of Chairman and CEO in October 2016. He then served as Board Chair from March 2017 until the sale of Interstate to Aimbridge Hospitality in October 2019.
Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (LON: IHG), Hyatt Corporation (NYSE: H), Marcus Corporation (NYSE: MCS) and Hilton Worldwide (NYSE: HLT). Mr. Abrahamson has also previously served as President of the Marriott International National Association owners’ organization in 2017 and 2018, as Board Chair of the American Hotel and Lodging Association in 2015 and 2016 and as Board Chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Name	Age	Principal Occupation and Other Information
Jane Okun Bomba	60
Jane Okun Bomba has been a member of the Board since April 2019. Since January 2018, Ms. Okun Bomba has served as President of Saddle Ridge Consulting, LLC and advises on a range of strategic issues, including investor relations, corporate perception and governance, transaction integration, human resources and environmental, social and governance matters (“ESG”). From 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit Ltd., most recently as Executive Vice President, Chief Administrative Officer. At IHS Markit she led 450 people worldwide delivering support to the company through many corporate functions including HR, Marketing, Communications, Sustainability and Investor Relations. Prior to IHS Markit, she was a partner at Genesis, Inc. and headed investor relations at Velocom Inc., MediaOne Group, Inc. and Northwest Airlines. She held various management positions in corporate finance at Northwest Airlines Corp. and American Airlines, Inc., and was a CPA at PricewaterhouseCoopers.
Ms. Okun Bomba serves on the board of Clarivate Analytics plc and Kickstart International and is a member of the International Women’s Forum. She is a member of the University of Michigan, Ross School of Business Dean’s Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. Ms. Okun Bomba holds both a BGS and an M.B.A. from the University of Michigan at Ann Arbor. She completed graduate studies at the Stockholm School of Economics, and board director education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

William Cornog	58	William Cornog has been a member of the Board since May 2022. Mr. Cornog was with KKR Capstone, the portfolio operations team of KKR & Co. Inc. (“KKR” or the “Sponsor”), from 2002 to 2022 and served as a member of KKR’s Americas, EMEA, APAC, Infrastructure, TMT Growth Portfolio Management, Investment & Distribution and Valuation Committees. Prior to joining KKR, Mr. Cornog was with Williams Communications Group as the Senior Vice President and General Manager of Network Services. Prior to that, Mr. Cornog was a partner at The Boston Consulting Group. Mr. Cornog currently is a director at Channel Control Merchants, which is a KKR portfolio company, and LiveWire (NYSE: LVWR). Mr. Cornog serves as Chairman of the audit committee and the conflicts committee of LiveWire and as a member of its human resources committee. Private company and philanthropic boards include Griffin Highline, Blue Crow Sports Group, and The Knight Campus at the University of Oregon. Mr. Cornog earned a B.A. from Stanford University and an M.B.A. from Harvard Business School.
Frank Lopez	48	Frank Lopez has been a member of the Board since September 2021. Mr. Lopez is Executive Vice President and Chief Human Resources Officer of Ryder System, Inc., a global commercial fleet management, dedicated transportation and supply chain solutions company. From July 2013 to January 2016, Mr. Lopez was Senior Vice President, Global Human Resources

Name	Age	Principal Occupation and Other Information
		Operations, responsible for business segments throughout U.S., Canada, Mexico, Europe and Asia, as well as for corporate human resources, talent management, recruiting, diversity and inclusion, labor relations and human resource service center operations. Mr. Lopez joined Ryder in October 2002 as Associate General Counsel — Global Labor and Employment Law, with responsibility for global employment law and labor relations. Prior to joining Ryder, Mr. Lopez spent several years in private practice at a national law firm. Mr. Lopez has a bachelor’s degree in Political Science from Florida International University and a law degree from Emory University School of Law. He is member of the Board of Directors of the Florida International University Foundation.
Andrew V. Masterman	54	Andrew V. Masterman has served as President and CEO of the Company since December 2016 and has been a member of the Board since December 2016. Prior to joining the Company, Mr. Masterman served as Executive Vice President at Precision Castparts Corporation, a Berkshire Hathaway company that specializes in manufacturing structural investment castings, forged components, and airfoil castings for aircraft engines and industrial gas turbines, from April 2012 to November 2016. At Precision Castparts Corporation, Mr. Masterman also served as President of the Wyman Gordon and Structural Casting divisions. Prior to Precision Castparts Corporation, he was President and CEO of North America for ESAB Group, Inc., a leader in welding and cutting equipment and consumables, from August 2009 to April 2012. Mr. Masterman earned a Bachelor of Arts degree with distinction in Political Science from Colorado College and advanced degrees in Engineering, Japanese and Business Administration from the University of Michigan.
Paul E. Raether	76	Paul E. Raether has been a member of the Board since May 2015. Mr. Raether is a Senior Advisory Partner at KKR. He joined KKR in 1980, became a General Partner in 1986, and currently serves on two of three of KKR’s regional Portfolio Management Committees. Mr. Raether also served on the board of directors of KKR Acquisition Holdings I Corp. from March 2021 to December 2022. Mr. Raether served as a director of WM111 Corp. from May 2015 until May 2017. He has played a significant role in numerous portfolio companies including Apple Leisure Group, Beatrice Companies, Inc., Cole National Corporation, The Duracell Company, Fleet/Bank of New England, IDEX Corporation, KSL Recreation Corporation, Masonite International Corporation, PT Components Inc., Randall’s Food Markets, Inc., RJR Nabisco, Inc., Seaman Furniture Company, Inc., Shoppers Drug Mart Corporation, The Stop & Shop Supermarket Company, Storer Communications, Inc., Walter Industries, Inc. and Wometco Enterprises, Inc. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities. Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a Bachelor of Arts from Trinity College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit

Name	Age	Principal Occupation and Other Information
		institutions. He retired from the Board of Trinity College in Hartford, Connecticut in 2014 after 25 years of service including the last 12 years as Chairman. He also serves as a Trustee of the Board of Overseers of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation.
Richard W. Roedel	73
Richard W. Roedel has been a member of the Board since January 2015.
Mr. Roedel also serves as a director of publicly held companies Clarivate Analytics plc, LSB Industries, Inc. and Luna Innovations Incorporated. Mr. Roedel serves as Non-Executive Chairman of Luna and LSB, as Chairman of the audit committee of LSB and as a member of the audit committee of Clarivate. Mr. Roedel also serves on the compensation committee of LSB and Luna. Mr. Roedel served on the board of directors of Six Flags Entertainment Corporation from 2010 until 2021, and was Non- Executive Chairman at the time of his retirement.
Mr. Roedel served on the Board of IHS Markit from 2006 until 2020. During that time Mr. Roedel served as Chairman of the risk committee and a member of the audit committee. Mr. Roedel served on the board of Lorillard, Inc. until 2015 when it was acquired by Reynolds American Inc. During his years on the board of Lorillard, Inc., Mr. Roedel served as Chairman of the audit committee, a member of the nominating and governance committee and lead independent director. Mr. Roedel served on the board of Sealy Corporation in several capacities, including Chairman of its audit committee, until 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until 2012, when it was acquired by Ingram Micro Inc., including Chairman of its audit committee, Chairman of its compensation committee and member of its nominating and governance committee. Mr. Roedel served on the board of directors of Broadview Holdings, Inc. and was Chairman of its audit committee and a member of its compensation committees until 2012, following the approval of its financial restructuring plan by the United States Bankruptcy Court, which resulted in a change to its ownership structure. Mr. Roedel served on the Board of Directors of Dade Behring Holdings, Inc. and was Chairman of its audit committee until 2007 when Dade was acquired by Siemens AG. Mr. Roedel served on the Board of Directors of Take-Two Interactive Software, Inc. until 2005, initially as Chairman of its audit and governance committees, later becoming Chairman and Chief Executive Officer. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel was appointed to a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB).
Until 2000 Mr. Roedel was employed by BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. Mr. Roedel is a graduate of The Ohio State University and a CPA.

Name	Age	Principal Occupation and Other Information
Mara Swan	63	Mara Swan has been a member of the Board since April 2019. Since October 2020, Ms. Swan has served as the President of Acceleration, LLC and advises on human capital strategy, talent, D, E & I, compensation, workforce productivity and performance issues. In March 2020, Ms. Swan retired as the Executive Vice President of Global Strategy and Talent at ManpowerGroup (NYSE: MAN). In this role, which she held since 2009, she led corporate strategy, marketing, human resources, thought leadership, public relations, communications, risk management and ESG. In 2014, she assumed global leadership responsibility for ManpowerGroup’s Right Management brand, where she was responsible for driving growth and improving profitability. Prior to ManpowerGroup, Ms. Swan was the Chief Human Resources Officer at Molson Coors Beverage company. Ms. Swan currently serves on the GOJO Industries (PURELL brand) board of directors where she has been the Chair of the compensation committee since 2011. In July 2020, Ms. Swan joined the board of ULINE, North America’s leading distributor of shipping packaging and industrial supplies. Ms. Swan also was previously the Executive Chair of the Center on Executive Compensation in Washington, D.C.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (“N&CG Committee”).
Our N&CG Committee and Board evaluate the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Board or Audit, Compensation or N&CG Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. The Chief Legal Officer and Corporate Secretary will initially review and compile all communications and summarize lengthy or repetitive communications prior to forwarding such communications to the appropriate party. The Chief Legal Officer and Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board has determined that each of Messrs. Abrahamson, Cornog, Lopez, Raether and Roedel and Mmes. Okun Bomba and Swan is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines. Our Board also has determined that each of Messrs. Abrahamson and Roedel and Ms. Okun Bomba is “independent” under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of Audit Committee independence.
BrightView is compliant with the NYSE corporate governance requirements applicable to non-controlled companies listed on the NYSE. Specifically, the Board is currently comprised of a majority of independent directors and all members of our Audit, Compensation and N&CG Committees are independent under applicable SEC and NYSE rules.
Board Structure
Our Board is led by Mr. Raether, our Chairman. The CEO position is currently separate from the Chairman position. We believe that the separation of the Chairman and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr. Raether serves as Chairman, while Mr. Masterman serves as our President and CEO.

Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	N&CG Committee
James R. Abrahamson	X	X
Jane Okun Bomba	X		X, Chair
William Cornog			X
Frank Lopez		X	X
Andrew V. Masterman
Paul E. Raether		X(1)	X
Richard W. Roedel	X, Chair
Mara Swan		X, Chair

(1)
Mr. Raether joined the Compensation Committee on November 15, 2022.

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the fiscal year ended September 30, 2022 (“Fiscal 2022”), the Board held five meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the N&CG Committee held four meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All of the directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Audit Committee
The current members of the Audit Committee are Messrs. Abrahamson and Roedel and Ms. Okun Bomba, with Mr. Roedel serving as Chair. Each member of the Audit Committee has been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;

•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements and our system of disclosure controls and procedures;

•
retaining and reviewing the qualifications, performance and independence of our independent auditor;

•
overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•
overseeing our internal audit function;

•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and

•
establishing procedures for the confidential, anonymous submission by employees of the Company of concerns regarding violations of our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our 2022 Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
Our Compensation Committee consists of Ms. Swan and Messrs. Abrahamson, Lopez and Raether, with Ms. Swan serving as Chair. Mr. Raether joined the Compensation Committee on November 15, 2022.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
establishing and reviewing the overall compensation philosophy of the Company;

•
reviewing and approving corporate goals and objectives relevant to the CEO, including annual performance objectives, if any;

•
evaluating the performance of the CEO in light of these corporate goals and objectives and, either as a committee or with the other members of the Board, determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the CEO and other executive officers;

•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board;

•
reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•
reviewing and making recommendations to the Board, or approving, equity-based awards to certain officers and directors, including pursuant to the Company’s equity-based plans;

•
monitoring compliance by participants with the rules and guidelines of the Company’s equity-based plans; and

•
monitoring and reviewing the Company’s programs, practices and initiatives related to diversity and inclusion.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2022 — Description of Director Compensation” sections of this Proxy Statement.
Nominating and Corporate Governance Committee
Our N&CG Committee consists of Ms. Okun Bomba and Messrs. Cornog, Lopez and Raether, with Ms. Okun Bomba serving as Chair.

The duties and responsibilities of the N&CG Committee are set forth in its charter, which may be found at https://investor.brightview.com/esg/corporate-governance/governance-documents/default.aspx, and include the following:
•
assisting our Board in identifying prospective director nominees and selecting or recommending nominees to the Board;

•
overseeing the evaluation of the Board and management; reviewing developments in corporate governance practices and overseeing a set of corporate governance principles;

•
recommending members for each committee of our Board; and

•
otherwise taking a leadership role in shaping our corporate governance.

Oversight of Risk Management
The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which includes an enterprise risk management (ERM) program, regular internal management disclosure compliance committee meetings, a code of conduct that applies to all employees, executives and directors, quality standards and processes, an ethics and compliance program and comprehensive internal audit processes. Our CEO, other executive officers and other members of our management team regularly report to the Board and its committees to discuss short-term, intermediate-term and long-term strategic, operational, emerging, compliance, financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Board has delegated the oversight of specific risks to Board committees that align with their functional responsibilities.
The Audit Committee reports to the Board regarding its oversight and assessment of risks facing the Company. The head of internal audit reports directly to the Audit Committee and then administratively to our Chief Financial Officer (“CFO”). On at least an annual basis, our internal audit function facilitates an ERM assessment which the Audit Committee oversees. As part of the ERM program, input is gathered from both internal and external third parties and specialists to identify the most salient risks. The Audit Committee also evaluates and monitors risks related to the Company’s financial reporting requirements, system of internal controls, the internal audit program, the independent auditor, the compliance program and the information cybersecurity. The Chief Information Officer also provides an annual update to the Audit Committee on cybersecurity and the security environment. Messrs. Roedel and Abrahamson and Ms. Okun Bomba, the three members of our Audit Committee, each have extensive and specialized experience in risk management which they utilize in the risk oversight process. The Compensation Committee monitors and assesses risks associated with the Company’s employment and compensation policies and practices. The N&CG committee oversees various governance matters, including Board organization, membership and structure and corporate governance.
We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes both management directors and directors affiliated with our Sponsor.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.
Our guidelines and our Audit, Compensation and N&CG Committee charters and other corporate governance information are available at https://investor.brightview.com/esg/corporate-governance/

governance-documents/default.aspx. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.
Code of Conduct
The Company has adopted a Code of Conduct that applies to our directors and all of the Company’s employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Code may be found on our website at https://investor.brightview.com/esg/corporate-governance/ governance-documents/default.aspx. Any stockholder also may request the Code in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.
Environmental, Social and Governance
We recognize the importance of environmental, social and governance issues (“ESG”) and are committed to being good stewards of our planet, our communities and our people. Generating a positive impact on the environment and the communities in which we operate ensures that we continue to meet the needs of all of our stakeholders — customers, business partners, employees, communities and stockholders.
As part of our continued commitment to our ESG strategy, we engaged a sustainability consultant to complete our first ESG materiality assessment. The purpose of the assessment was to identify which ESG topics are of the greatest importance to the Company and its stakeholders. To identify those topics, we benchmarked peers and sustainability leaders, analyzed current and emerging industry trends and examined leading ESG reporting standards and guidance. The prioritized ESG topics will help guide our efforts and align our ESG strategy with the interests of our stakeholders. More information on our ESG initiatives can be found in our 2023 ESG Report and on our website. The information contained on or accessible through our website, including the 2023 ESG Report, is not considered part of this Proxy Statement.
Certain highlights of our ESG programs are described below.
Environmental
As a provider of commercial landscaping services across the United States, we take environmental stewardship seriously. It is our mission to lead the landscaping industry to carbon neutrality and beyond. As part of this mission, BrightView has set a goal to be carbon neutral by 2035. Below are some of the initiatives we are taking to reach that goal:
•
Planting approximately two million trees by 2030 to capture and sequester atmospheric CO2. As part of this initiative, we announced a partnership with the Arbor Day Foundation to plant nearly 300,000 trees across the United States by March 2023;

•
Reducing our Green House Gas (“GHG”) emissions by replacing our fleet of vehicles with electric and fuel-efficient alternatives. In Fiscal 2022, we purchased approximately 400 hybrid or electric vehicles to continue this conversion;

•
Converting our gas and 2-cycle landscaping equipment to sustainable electric power. In Fiscal 2022, we deployed 1,000 electric handheld equipment units; and

•
Modifying our buildings to run on green energy and improve their energy efficiency.

Our carbon neutrality goal demonstrates BrightView’s ongoing environmental leadership in the commercial landscaping industry. Additionally, we have hired a sustainability consultant to review our GHG emissions inventory and advise on data collection and management process improvements.
For instance, water conservation continues to be a key focus of our business strategy. We have been recognized for our work in helping clients minimize water usage through innovative irrigation technology and design strategies. Our expertise in xeriscaping, a type of landscaping that reduces the need for supplemental water from irrigation, can help reduce such water usage by 60% or more according to National Geographic. Additionally, our use of mulching mowers helps to repurpose and recycle grass, fallen leaves and other green debris as organic mulch. Using mulching mowers can help reduce the amount of fertilizer needed and cuts down on the waste produced by our operations.
These environmental initiatives are intended to help create long-term value for BrightView, our stockholders, our customers, and our employees while also helping us mitigate risks, reduce costs, and protect brand value.
Social
We are committed to supporting our team members and serving the communities in which we operate. We place our highest priority on helping protect the health and safety of our team members, our most important asset. Our team members are offered competitive, comprehensive benefits, including participation in our 401(k) plan and our employee stock purchase plan. The safety and health of our team members is a top priority and we claim a safety track record with OSHA that is significantly lower than other national commercial landscaping providers, with a total recordable injury rate of 1.94 as of October 1, 2022 (industry average is 3.2). This reflects a 4.4% decrease in our total recordable injury rate year over year. By emphasizing safety through regular coaching and feedback sessions to assist with comprehension of our safety policies and encouraging every team member to stop and question any work activity that causes concern for their safety, BrightView ensures team members’ safety is a top priority.
As part of our effort to build a positive, inclusive company culture, we conducted our first employee engagement survey in Fiscal 2022. In Fiscal 2022, we also demonstrated our commitment to foster inclusion and belonging by engaging with a third-party consultant to help launch a formal diversity, equity and inclusion (“DE&I”) strategy. We conducted a series of third-party facilitator-led focus groups to better understand team members’ experiences at the Company and, lastly, we established four special interest groups comprised of team members with similar interests and roles and responsibilities. These special interest groups are designed to foster collaboration and share best practices across the Company.
We also offer professional training through tailored classes and retraining programs through our BrightView University program to provide training to new team members and ensure our experienced team members retain necessary skills and keep current with best practices. In Fiscal 2021, we formed a partnership with the University of Arizona Global Campus to provide eligible BrightView team members with savings on tuition and other education related fees and help further their education while working full-time. In 2017, BrightView launched GROW — Growth in Relationships and Opportunities for Women — an initiative intended to encourage career development for women within the Company. To date, over 1,000 women have participated in GROW-sponsored professional development programs. BrightView also proudly embraces hiring and providing career opportunities to veterans. We launched the BRAVO —BrightView Recognizing & Acknowledging Veteran Opportunities — program to foster the professional growth of our U.S. military veterans employed across the country. BrightView is also a proud member of the Tent Partnership for Refugees, an organization made up of more than 300 companies worldwide that strives to help refugees integrate more fully into their local business communities through hiring and professional training.
BrightView remains committed to contributing financial, technical and human resources to serve the communities in which we operate. In Fiscal 2022, we introduced a volunteer time off day for eligible full-time employees to give back to the communities in which they live. In the summer of 2020, BrightView launched the BrightView Fund for Social Justice, an internal group that provides grants to organizations seeking to address the consequences of racial, economic and social injustice. All team members are encouraged to identify organizations in their communities that are focused on social justice to nominate for grants.

Governance
We are committed to adhering to good corporate governance practices and maintaining the highest standards of business integrity and ethical conduct.
BrightView is compliant with the corporate governance requirements applicable to non-controlled companies listed on the NYSE. Specifically, the Board is currently comprised of a majority of independent directors and all members of our Audit, Compensation and N&CG Committees are independent under applicable SEC and NYSE rules.
Specifically, our Board is comprised of eight members, seven of whom are independent. The Board has determined that each member of all three of its standing committees is independent pursuant to NYSE and SEC regulations. Our Board’s independence and committees are described in greater detail elsewhere in the “The Board of Directors and Certain Governance Matters” section of this Proxy Statement. BrightView’s Board includes gender and ethnic diversity with 37% of our Board comprised of women and minorities, and the average tenure of directors is under five years. Board members are required under our stock ownership policy to hold equity ownership in the Company to ensure alignment between their interests and those of the stockholders.
Our Corporate Governance Guidelines provide that the Board has oversight of societal and other matters affecting the Company’s stakeholders and the environments in which we operate. The Board has delegated oversight of the Company’s programs, practices, and initiatives related to diversity and inclusion to the Compensation Committee. Our Code of Conduct, described in additional detail above under “Code of Conduct,” contains policies against bribery and corruption, insider trading, and anti-competitive behavior, as well as addresses political spending and management of our intellectual property, employee privacy and confidential information. Each year, all BrightView new hires and existing team members are required to complete an online Code of Conduct training course, which includes all aspects of business ethics, including anti-bribery and corruption, conflicts of interest, fair competition, and fair dealing. Compliance with completing the annual training is part of our control environment and subject to audit. We also maintain a 24 hour, 7 days a week whistleblower hotline to enable reporting of any concerns by telephone or online, confidentially and anonymously.
Director Nomination Process
The N&CG Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the N&CG Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the N&CG Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, although the Board does not have a formal diversity policy, the Board recognizes the importance of having a composition representing diverse viewpoints, backgrounds and experiences and diversifying the Board is an important consideration when evaluating potential candidates for nominations to the Board. In identifying prospective director candidates, the N&CG Committee may seek referrals from its members, management, stockholders and other sources. The N&CG Committee also may retain a search firm in order to identify candidates to serve as directors. The N&CG Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the N&CG Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
The stockholders’ agreement described below under “Transactions with Related Persons” provides that our Sponsor has the right to nominate to our Board a number of designees, subject to the maintenance of certain stock ownership requirements. Currently, two directors (Messrs. Raether and Cornog) nominated by our Sponsor serve on our Board.
In connection with its annual nomination of a slate of nominees, the N&CG Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
In particular, the members of our Board considered the following important characteristics:
•
James R. Abrahamson has significant executive management experience and risk management expertise and has many years of experience as a director of publicly held companies. Mr. Abrahamson’s vast experience in, and knowledge of, the hospitality, real estate and service company industry provides our Board of Directors with valuable insight into the corporate services industry and as a large-scale employer. Skills gained from extensive previous and current board service in public and private companies are also valuable for our Company and our Board of Directors;

•
Jane Okun Bomba has significant operational and business experience in public companies, risk management expertise and knowledge of public company financial analyses and human resources, compensation and corporate sustainability expertise;

•
William Cornog has significant financial investment and advisory experience from his past work at KKR Capstone and experience on public and private boards;

•
Frank Lopez has significant experience as an executive of publicly held companies and significant executive management experience, specifically in matters related to legal and human resources;

•
Andrew V. Masterman has an extensive background across varied industrial and service businesses, with significant experience managing large organizations and expertise in risk management;

•
Paul E. Raether has significant financial, investment and operational experience from his involvement with numerous portfolio companies of KKR and its affiliated funds and has played active roles in overseeing those businesses;

•
Richard W. Roedel has many years of experience as a director of publicly held companies and significant executive management, risk management expertise and public accounting experience. He also has significant knowledge of financial reporting, internal controls and corporate governance matters; and

•
Mara Swan has operations, risk management and executive management experience leading business segments as well as an extensive background in the public company human resources and compensation functions and has significant experience in governance.

This annual director nomination process resulted in the Board’s nomination of the eight incumbent directors named in this Proxy Statement and proposed for election at the upcoming Annual Meeting.
The Board may also consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected.
 Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary of the Company, 980 Jolly Road, Blue Bell, Pennsylvania 19422. All recommendations for nomination received by the Corporate Secretary of the

Company that satisfy our bylaw requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2024 Annual Meeting.”
Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Andrew V. Masterman, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2023.”
Name	Age	Principal Occupation and Other Information
Thomas C. Donnelly	69
Tom Donnelly has served as President, Development Services since June 2014. Mr. Donnelly is responsible for overseeing BrightView’s Development Services segment including our Landscape Architecture, Landscape Development, and Tree Growing and Tree Specimen Moving businesses and is responsible for nurturing a vast array of customer relationships. Prior to BrightView acquiring ValleyCrest Holdings, Mr. Donnelly served as President of ValleyCrest Landscape Development at ValleyCrest Holding from July 2001 to June 2014 and over his 43 year career at the Company held positions of increasing responsibility in branch operations and central support. Mr. Donnelly is active with the American Society of Landscape Architects (ASLA), the Construction Industry Roundtable (CIRT) where he serves as a member of the executive committee, the Urban Land Institute (ULI), the Landscape Architecture Foundation (LAF) where he serves as Board Member Emeritus, and is a Member of the Advisory Board at the national level of the ACE Mentor Program.
Mr. Donnelly received a Bachelor of Science degree in Landscape Architecture from Rutgers University.

Michael J. Dozier	61
Michael Dozier has served as President of BrightView’s Maintenance Services, Evergreen East Division since 2018. He oversees all maintenance operations throughout the Southeastern U.S., including Florida, Georgia, South Carolina, Kentucky and Tennessee. Since joining BrightView in 2000, he has held various leadership positions, including Senior Branch Manager, Regional Manager and Senior Vice President from 2008 to 2018. Prior to joining BrightView, Mr. Dozier worked at ServiceMaster Management Services Group, a leading provider of pest control, restoration and cleaning services.
Mr. Dozier holds a bachelor’s degree in Ornamental Horticulture and a master’s degree in Plant and Biological Science from Southern Illinois University.

Name	Age	Principal Occupation and Other Information
Fred Freund	52
Mr. Freund has served as President, Evergreen West (Maintenance Services), since December 2022.
Mr. Freund oversees operations in the Northern and Southern California, Pacific Northwest, Texas and Southwest regions. Mr. Freund joined BrightView in 2013 as Vice President of Finance and, most recently served as Group Senior Vice President for Evergreen West. Prior to joining the company, he worked at Republic Services and Waste Management.
Mr. Freund received his bachelor’s degree in Accounting from Northern Illinois University and his M.B.A. from California State University – Dominguez Hills.

Jonathan M. Gottsegen	56	Jonathan Gottsegen has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since January 2016.

Mr. Gottsegen is responsible for overseeing BrightView’s legal and compliance programs, Board of Directors and related Board and committee governance, finance and mergers and acquisitions, treasury and corporate transactional matters, litigation and regulatory, commercial contracts and disputes, employment compliance and litigation, and intellectual property. Prior to joining BrightView, Mr. Gottsegen served as Senior Vice President, General Counsel and Corporate Secretary for United Rentals, Inc., the world’s largest equipment rental provider, from February 2009 to January 2016. His prior public company experience includes directing the Corporate and Securities Practice Group at The Home Depot, Inc. and serving as securities counsel for Time Warner Inc. Previously in his career, he served as an associate with Kaye Scholer Fierman Hays & Handler and as a senior staff attorney with the U.S. Securities and Exchange Commission, Division of Corporation Finance.
Mr. Gottsegen earned his Juris Doctorate at Tulane University’s School of Law and his Bachelor of Arts at Emory University.

Jamie C. Gollotto	52
Jamie Gollotto has served as President, Seasonal (Maintenance Services), a division that encompasses all maintenance operations in the Northeast, Mid-Atlantic and Midwest, since April 2020. Prior to assuming his current role, Mr. Gollotto was Senior Vice President of Operations for the Northeast region of BrightView Maintenance Services since January 2018. He joined BrightView in September 2014 and served as Senior Vice President of Finance until May 2016. He was promoted to Chief Financial Officer for Maintenance Services in June 2016. Prior to joining BrightView, Mr. Gollotto held leadership positions in finance at Aramark, Cambridge International and Mannington Mills, Inc.
Mr. Gollotto holds a bachelor’s degree in accounting and an M.B.A. from Rutgers University.

Name	Age	Principal Occupation and Other Information
Amanda Orders	45	Amanda Orders has served as Executive Vice President and Chief Human Resources Officer since November 2019. Ms. Orders is responsible for the overarching BrightView People Strategy, which includes talent acquisition, compensation, benefits management, career development, performance management, succession planning, equity administration, retention, training, and leadership and organizational development across all BrightView service lines. From December 2016 to November 2019, Ms. Orders served as our Senior Vice President, Human Resources for Maintenance Services and from April 2012 to December 2016, she served as our Vice President, Human Resources. Prior to joining BrightView, Ms. Orders held leadership positions in Human Resources at Alliance Data Systems Corporation and The ScottsMiracle-Gro Company. Ms. Orders is a graduate of The Ohio State University’s Fisher College of Business.
Brett Urban	40
Brett Urban has served as Executive Vice President, Chief Financial Officer since October 2022. Mr. Urban provides overall leadership for BrightView’s finance, accounting, investor relations, tax, treasury, procurement, fleet and mergers and acquisitions (M&A) teams. He is also responsible for developing BrightView’s financial and operational strategy, business performance metrics, control systems and corporate financial reporting. Mr. Urban joined the Company in 2016 as Vice President, Finance and led the corporate finance function. In 2017, Mr. Urban was promoted to Senior Vice President of Finance for the Maintenance Services division. In this role, he also led the Company’s procurement department and oversaw the execution of BrightView’s M&A strategy. Prior to joining BrightView, Mr. Urban held senior finance positions at Aramark, a global provider of food and facilities services.
Mr. Urban received an undergraduate degree from Nichols College and an M.B.A. from Arcadia University.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for Fiscal 2023.
Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the Fiscal 2022 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended September 30, 2022 and 2021, and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	Fiscal Year Ended September 30, 2022	Fiscal Year Ended September 30, 2021
Fees:
Audit fees(1)	$2,867,500	$2,915,000
Audit Related fees(2)	$344,545	$548,907
Tax fees(3)	$166,750	$611,268
All other fees	$—	$—
Total	$3,378,795	$4,075,175

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports, and services provided by the independent auditor in connection with statutory and regulatory engagements.

(2)
Audit Related fees relate to professional services rendered in connection with the evaluation of mergers, acquisitions, and dispositions.

(3)
Tax fees relate to professional services for tax compliance, tax advice and tax planning.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Board has unanimously adopted a resolution to amend our Third Amended and Restated Certificate of Incorporation (“Charter”), subject to stockholder approval, to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care. Article VII of our Charter currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Laws of Delaware (“DCGL”). Effective August 1, 2022, Section 102(b)(7) of the DCGL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the fiduciary duty (“Section 102(b)(7) Amendment”).
If the stockholders approve this proposal at the Annual Meeting, the Company will file a Certificate of Amendment to our Charter (the “Amendment”) in the form attached hereto as Appendix A. In accordance with the DGCL, however, our Board may elect to abandon the Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Amendment.
Purpose and Possible Effects of the Proposed Amendment
The Board desires to amend its Charter to maintain provisions consistent with the governing statutes contained in the DCGL. Prior to the Section 102(b)(7) Amendment, Delaware law has permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for stockholders.
As is currently the case with directors under our Charter, this provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the corporation, such as derivative claims. The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors, and accordingly, the Board believes that this Proposal which would extend exculpation to officers, as specifically permitted by the Section 102(b)(7) Amendment, is fair and in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the capital stock of the Company entitled to vote at the Annual Meeting is required to approve the Amendment. Broker non-votes and shares that are voted “abstain” are treated as the same as voting “against” this proposal.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters — Board Committees and Meetings — Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Richard W. Roedel, Chair
James R. Abrahamson
Jane Okun Bomba

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of September 30, 2022, certain information related to our compensation plans under which shares of our common stock may be issued.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by stockholders:
BrightView Holdings, Inc. Amended and Restated 2018 Omnibus Incentive Plan	9,719,528	$19.07	5,302,919
2018 Employee Stock Purchase Plan	—	N/A	696,463

(1)
Relates to 7,489,143 shares of our common stock issuable upon the exercise of stock options and 2,230,385 shares of our common stock issuable upon the vesting of time-vesting RSUs awarded under our Amended and Restated 2018 Omnibus Incentive Plan (“2018 Omnibus Incentive Plan”). The number of shares to be issued in respect of performance-vesting option awards has been calculated based on the assumption that the target level of performance applicable to such awards will be achieved.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)
Relates to additional shares reserved for future awards under our 2018 Omnibus Incentive Plan and our 2018 Employee Stock Purchase Plan, as applicable.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and in the Company’s proxy statement on Schedule 14A for the 2023 Annual Meeting of Stockholders.
Submitted by the members of the Compensation Committee of the Board of Directors who served as of September 30, 2022:
Mara Swan, Chair James R. Abrahamson Frank Lopez

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The primary directive of our executive compensation program is to have a pay-for-performance framework that attracts, engages and retains individuals with the qualifications to lead an organization that is focused on achieving our financial goals and increasing stockholder value.
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers (“NEOs”), which include our CEO, our CFO and each of our three other most highly compensated executive officers who served in such capacities for the fiscal year ended September 30, 2022. Our NEOs for Fiscal 2022 were:
•
Andrew Masterman, our President and CEO;

•
John Feenan, our former Executive Vice President, CFO*;

•
Jonathan Gottsegen, our Executive Vice President, Chief Legal Officer and Corporate Secretary;

•
Amanda Orders, our Chief Human Resources Officer; and

•
Tom Donnelly, our President, Development Services.

*
Mr. Feenan retired from the CFO role at the Company effective September 30, 2022.

Executive Summary
2022 Business Highlights
BrightView continued to deliver in Fiscal 2022. Although our profitability was impacted by economic headwinds and higher fuel costs, our contract based business delivered record revenues. The fundamentals of our business and industry remain strong with our sales and marketing strategies underpinning our structure for long-term success. Our investments in field-based sales and operations leadership are poised to drive stronger new sales and result in improved client retention while further stream-lining our service delivery. Combined with targeted regional efforts in digital marketing we have grown our sales opportunity pipeline to its highest level in the Company’s history. Over time, this enhanced and robust pipeline should support growth ahead of industry averages. Additionally, our M&A pipeline continues to deliver a reliable source of growth. We plan to utilize our strong cash position and liquidity, and expect to take advantage of our attractive pipeline of opportunities. Our year-over-year achievements are highlighted below:
•
Total revenue of $2.8 billion, reflects growth of 8.7%, including 3.2% total organic growth

•
Maintenance land organic revenue growth of 4.4% compared to 0.9% projected industry growth+

•
Development organic revenue growth of 10.2%, powered by robust backlog and business momentum

•
Executed on a successful acquisition strategy resulting in more than 35 accretive acquisitions since 2017

•
Implemented pricing initiatives that helped to offset labor and wage inflation

•
Shortened pricing commitments in our Development Segment resulting in improved development margins in the fourth quarter

•
Continued strategic investments in improving customer relationships through increased deployment of technology, including deployment of BrightView Connect 2.0, our next generation customer portal, and development of a new service confirmation mobile solution, enabling our teams to capture and share visual service completion information with customers via text message, e-mail and through a customer portal.

+
Company estimate based on IBIS World data for 2021.

•
With our sales specific recruitment team established two years ago, we have continued to find ways to attract and hire the best business developers by building creative and future pipelines using our source candidate relationship management system, sourcing passive candidates, selecting the right sales profile and maintaining a high touch hiring experience for both our candidates and our hiring managers. Additionally, we have a focus on our sales employment brand to attract sales talent to BrightView.

2022 Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2022, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings.
We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (“say-on-pay”) every three years. At our annual meeting of stockholders in March 2022, the compensation of our NEOs reported in our 2022 proxy statement was approved by approximately 96% of the votes cast, a historic high for BrightView, which we believe affirms our stockholders’ support of our approach to executive compensation. Additionally, we made the following changes following our 2022 annual meeting:
•
Continued development and deployment of ESG standards. See “The Board of Directors and Certain Governance Matters — Environmental, Social and Governance” above.

•
Added ESG metrics to our Fiscal 2023 bonus program.

•
Granted our NEOs a combination of performance-vesting restricted stock units (“PRSUs”) and time-vesting restricted stock units (“RSUs”) in Fiscal 2023 which are tied to rigorous goals and metrics to align pay with performance.

Summary of Our Executive Compensation Practices
What We Do	What We Don’t Do
✓ Emphasis on long-term equity compensation with total “at-risk” pay constituting 84% of CEO’s total compensation and 72% for other NEOs, on average	× Compensation programs do not create undue risk
✓ Industry leading stock ownership guidelines for executives and non-employee directors supported by net share retention requirements	× No re-pricing or cash buyout of underwater stock options

✓
Primarily financial metric-based annual bonus program with challenging performance goals and capped payout opportunities, as well as a component tied to successful execution of BrightView’s ESG strategies for Fiscal 2023

× No significant/special perquisites or tax gross-ups
✓ Appropriate selection of size and industry-appropriate peers	× No market timing with granting of equity awards
✓ Anti-hedging/pledging policy for executives	× No adjustments to in-cycle performance awards
✓ Engage an independent compensation consultant
Executive Compensation Objectives and Philosophy
At BrightView, we align executive compensation with business results and stockholder interests. In this spirit, we offer a competitive compensation program that allows our NEOs to share in the Company’s financial success when they deliver performance that helps achieve short and long-term corporate goals and increases in stockholder value. On an overall basis, target total compensation for our NEOs is calibrated to the market median of our peer group (as defined below) and size-appropriate general industry survey data.

Certain executives may be above or below market median depending on their individual experience level and the value of their role to the organization. In addition, the majority of compensation for all NEOs is in the form of variable compensation and therefore earned compensation can be above or below target depending on Company and individual performance.
Delivering on our strategic goals and creating value for stockholders requires a strong focus on attracting, engaging and retaining a talented senior management team. To that end, we deliver executive compensation through a combination of the following components:
•
Base salary — Provides a fixed level of compensation to our NEOs and recognizes the NEO’s leadership role;

•
Annual bonus opportunity — Ties pay to Company performance for the fiscal year;

•
Long-term equity compensation — Aligns compensation with the creation of equity value and achievement of long-term business and strategic goals;

•
Benefits and perquisites — Broad-based employee benefits, which are substantially the same as those provided to our executives, are intended to attract and retain employees while providing them with retirement and health and welfare security and limited perquisites, including life insurance and reimbursement for relocation and travel expenses; and

•
Severance and other benefits payable upon qualifying terminations of employment or a change of control — Encourages the continued attention and dedication of our NEOs and provides reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.

Consistent with prior practice, we do not intend to adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. However, the core principle of our compensation philosophy is that pay is aligned with performance.
CEO Pay and Performance
As stated above, our executive compensation philosophy emphasizes the alignment of executive compensation with business results and stockholder interests. We strive to communicate this to our stockholders and believe that evaluating the relationship between target pay opportunity and realizable pay can illustrate this point effectively.
CEO Target Pay Opportunity versus Realizable Pay
Many of the required compensation disclosures provided below under “Summary Compensation Table” present and discuss pay elements or opportunities that may be earned by our CEO. However, realizable pay more closely considers actual compensation earned (or earnable) based on actual performance and our stock price. To better illustrate this difference we use the following definitions:
•
Pay opportunity: includes base salary, target annual incentive and the grant date fair value of stock options, PRSUs and RSUs granted in Fiscal 2022.

•
Realizable pay: includes base salary, actual payout under the Fiscal 2022 Annual Bonus Plan, the “in- the-money” value of stock options granted in Fiscal 2022 and the value of RSUs and PRSUs granted in Fiscal 2022, in each case at the September 30, 2022 stock price.

The chart below illustrates Mr. Masterman’s Fiscal 2022 target pay opportunity compared to realizable pay.
Compensation Determination Process
Role of the Compensation Committee and Management
Our Compensation Committee is responsible for determining the compensation of our CEO and reviewing and approving compensation of other executive officers. Our CEO works closely with the Compensation Committee in managing our executive compensation program and attends meetings of the Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with the Compensation Committee regarding his own compensation.
Role of the Compensation Consultant
The Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation for our executive officers and directors. For Fiscal 2022, Pearl Meyer provided guidance with respect to the ongoing review of our executive compensation programs. Items included, but were not limited to, peer group development, benchmarking executive compensation and incentive (short and long-term) design. With respect to its services in Fiscal 2022, the Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer is independent and that there are no conflicts of interest raised by the work performed by Pearl Meyer.
For Fiscal 2021 and Fiscal 2022, the Compensation Committee utilized a peer group (the “Peer Group”) consisting of the following fifteen companies (median revenue approximately $2.8 billion vs. BrightView’s $2.8 billion):

ABM Industries Incorporated	Granite Construction Incorporated	SiteOne Landscape Supply, Inc.
Clean Harbors, Inc.	Harsco Corporation	Stericycle, Inc.
Comfort Systems USA, Inc.	Healthcare Services Group, Inc.	Terminix Global Holdings, Inc.*
Dycom Industries, Inc.	Rollins, Inc.	Tetra Tech Inc.
FirstService Corporation	SP Plus Corporation	UniFirst Corporation

*
Terminx Global Holdings, Inc. was acquired in October 2022, subsequent to completion of the Compensation Committee’s assessment.

The Peer Group companies were selected to represent companies in the environmental and facilities services, construction and engineering, diversified support services and specialized consumer services industries that are within an appropriate size range as compared to BrightView.
Compensation Risk Assessment
Pearl Meyer was also engaged to assess the Company’s compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Pearl Meyer’s assessment of our compensations plans and programs was reviewed with the Compensation Committee and, based on its assessment, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long term equity awards in such a way as to not encourage excessive risk taking.
Employment Agreements
Each of our current NEOs is party to an employment agreement which sets forth standard terms summarizing annual base salary, bonus and benefits. Additionally, Mr. Feenan, our former CFO, entered into a Separation and Transition Services Agreement (“Transition Agreement”) in May 2022 in connection with his retirement as an executive officer and transition to a non-executive employee of the Company. For additional information regarding our employment agreements, see “Summary Compensation Table — Employment Agreements and Transition Agreement” below.
Executive Compensation Program Elements
Base Salaries
Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role, pay relative to peers within the Company, and base pay in previous roles outside of the Company. Base salaries may be adjusted at times to deal with competitive pressures or changes in job responsibilities.
Fiscal 2022 Base Salaries
In November 2021, the Compensation Committee increased our NEOs’ base salaries effective November 15, 2021 based on a review of market data and internal alignment to our stated market median total compensation philosophy, consistent with competitive market data provided by Pearl Meyer. This was the first increase in base salary in more than four years for our NEOs, and the first increase for our CEO since he joined the Company in 2016. The following table reflects the base salaries of our NEOs for Fiscal 2022:

Named Executive Officer	Base Salary as of September 30, 2022	2021 to 2022 Increase
Andrew Masterman	$900,000	5.9%
John Feenan	$665,000	2.3%
Jonathan Gottsegen	$553,000	2.4%
Amanda Orders	$375,000	7.1%
Tom Donnelly	$475,000	2.2%
Fiscal 2023 Base Salaries
In November 2022, the Compensation Committee increased certain of our NEOs’ base salaries effective November 14, 2022 based on a review of market data and internal alignment to our stated market median total compensation philosophy, and are consistent with competitive market data provided by Pearl Meyer. Specifically, our CEO’s base salary was increased as part of a multi-year strategy to position base salary at market median following no increases from Fiscal 2016 to Fiscal 2021. The table below reflects base salaries of our continuing NEOs for Fiscal 2023:
Named Executive Officer	Fiscal 2023 Target Base Salary	2022 to 2023 Increase
Andrew Masterman	$950,000	5.5%
Jonathan Gottsegen	$553,000	—
Amanda Orders	$425,000	13.3%
Tom Donnelly	$475,000	—
Additionally, Mr. Feenan’s base salary was reduced to $340,000 effective November 1, 2022 to reflect his new, non-executive employee role under the terms of his Transition Agreement.
Annual Bonus Opportunities
Fiscal 2022 Annual Bonus Plan
In order to motivate our NEOs to achieve short-term performance goals and tie a portion of their annual compensation to actual performance, each NEO is eligible for an annual bonus award under our bonus plan based on the achievement of our financial growth objectives.
A target annual bonus, expressed as a percentage of a NEO’s base salary in effect at the end of the applicable performance period, is established within the NEOs’ employment agreements and may be adjusted from time to time by the Compensation Committee in connection with a NEO’s promotion or performance. For Fiscal 2022, the Compensation Committee kept the annual bonus award targets for our NEOs consistent with Fiscal 2021.
The target bonus percentages under the Fiscal 2021 and Fiscal 2022 bonus plans for our NEOs were as follows:
Named Executive Officer	2021 Target Bonus (Expressed as a Percentage of Base Salary)	2022 Target Bonus (Expressed as a Percentage of Base Salary)
Andrew Masterman	140%	140%
John Feenan	75%	75%
Jonathan Gottsegen	65%	65%
Amanda Orders	N/A	60%
Tom Donnelly	75%	75%

For our NEOs, other than Mr. Donnelly, 100% of the bonus payout was tied to our financial performance relative to the budget for Fiscal 2022 as measured by (i) Adjusted EBITDA, defined as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items and (ii) Free Cash Flow, defined for purposes of our 2022 bonus plan as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment as further adjusted to exclude certain non-recurring and other adjustment items. We use Adjusted EBITDA and Free Cash Flow as measures of financial performance because we believe that they provide reliable indicators of our strategic growth and the strength of our cash flow and overall financial results. These two metrics, which are commonly used by business service companies, are indicators of our performance and our ability to generate cash which enables us to return value to our stockholders and engage in strategic acquisitions. For Mr. Donnelly, in addition to Adjusted EBITDA and Free Cash Flow, the bonus payout was also tied to Segment Adjusted EBITDA and Segment Cash Metric to better align the financial performance of his segment to his bonus payout. Segment Adjusted EBITDA is defined as Development Services net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items and Segment Cash Metric is defined as the current month’s average Development Services accounts receivables balance, net of retention receivables, divided by average Development Services daily sales for the 3-month period.
The actual amounts paid to our NEOs, other than Mr. Donnelly, under the 2022 bonus plan were calculated by multiplying each such NEO’s target bonus by a weighted achievement factor determined by the sum of (1) the applicable Adjusted EBITDA achievement factor (70% multiplied by the applicable Adjusted EBITDA payout percentage) and (2) the applicable Free Cash Flow achievement factor (30% multiplied by the applicable Free Cash Flow payout percentage). For Mr. Donnelly, his target bonus was multiplied by a weighted achievement factor determined by the sum of (1) the applicable Adjusted EBITDA achievement factor (35% multiplied by the applicable Adjusted EBITDA payout percentage), (2) the applicable Free Cash Flow achievement factor (15% multiplied by the applicable Free Cash Flow payout percentage), (3) the applicable Segment Adjusted EBITDA achievement factor (35% multiplied by the applicable Segment Adjusted EBITDA payout percentage) and (4) the applicable Segment Cash Metric achievement factor (15% multiplied by the applicable Segment Cash Metric payout percentage).
The applicable Adjusted EBITDA, Free Cash Flow, Segment Adjusted EBITDA and Segment Cash Metric achievement factors were determined by calculating the Company’s actual achievement against the applicable performance target based on the pre-established scales set forth below:
Adjusted EBITDA Performance Target
	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$285.4 million	90%	50%
Target	$317.1 million	100%	100%
Maximum	$348.8 million	110%	200%
With respect to the Adjusted EBITDA target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 5% increase in the payout percentage and (ii) for each additional 1% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage, up to a maximum payout percentage of 200%.

Free Cash Flow Performance Target
	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$145.8 million	90%	50%
Target	$162.0 million	100%	100%
Maximum	$210.6 million	130%	200%
With respect to the Free Cash Flow target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 5% increase in the payout percentage and (ii) for each additional 3% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage, up to the maximum payout percentage of 200%.
Segment Adjusted EBITDA Target
	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$70.7 million	90%	50%
Target	$78.5 million	100%	100%
Maximum	$86.4 million	110%	200%
With respect to the Segment Adjusted EBITDA target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 5% increase in the payout percentage and (ii) for each additional 1% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage, up to a maximum payout percentage of 200%.
Segment Cash Metric Target
	Level of Achievement Against Budget	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	64 Days	94%	70%
Target	53 – 58 Days	100%	100%
Maximum	33 Days	120%	200%
Based on the scales set forth above which were established in the beginning of Fiscal 2022, no annual bonus award would have been paid to our NEOs unless our actual performance for Fiscal 2022 was at or above 90% of the applicable Adjusted EBITDA target or at or above 90% of the applicable Free Cash Flow target, at or above 90% of the Segment Adjusted EBITDA Target in the case of Mr. Donnelly, or at or above 94% of the applicable Segment Cash Metric target in the case of Mr. Donnelly.
In addition, the Compensation Committee retained the ability to deliver the bonus payout in a mix of cash and equity, with a 20% premium applied to the equity payout for all our NEOs. While there are no individual goals for purposes of the 2022 bonuses, a bonus payment may be adjusted upward or downward for performance-related reasons by the Compensation Committee in its discretion. For Fiscal 2022, the Compensation Committee did not exercise such discretion.
Snow Adjustment Mechanism
As part of its annual review of the Company’s incentive programs, the Compensation Committee approved a mechanism (the “snow adjustment mechanism”) for adjustment of Adjusted EBITDA performance targets for the impact of snow revenue variances from the budget, since such weather-related variances tend to be unpredictable but have a material impact on overall Adjusted EBITDA. The intent of the snow adjustment mechanism is to ensure bonuses are paid based on operational performance and not to overcompensate or penalize plan participants if actual snow revenue is substantially different than budget. The snow adjustment mechanism provides that when snow revenue varies by more than 10% above or below the snow revenue budget, the Adjusted EBITDA performance scale would be adjusted (up or down) to account for substantial snowfall variance from budget. In such event, Adjusted EBITDA performance targets are adjusted by $250,000 for every $1 million in snow revenue that is 10% higher or lower than the snow revenue budget.
In Fiscal 2022, the snow revenue budget was set at $276.5 million and a collar (+/- 10%) between $248.9 million and $304.1 million, outside of which the Adjusted EBITDA performance targets would be adjusted. Actual snow revenue was $256.3 million for Fiscal 2022, thus within the pre-established range which resulted in no adjustment to the Adjusted EBITDA Performance Targets.
The following table illustrates the calculation of the bonuses payable to our NEOs under the 2022 bonus plan applicable to such NEO.
Name	2022 Base Salary	2022 Target Bonus %	Target Bonus Amount	Adjusted EBITDA Payout Percentage	Free Cash Flow Payout Achievement Percentage	Weighted Factor	Actual Bonus Earned	Amount Paid in Cash	Total Bonus Paid in Cash
Andrew Masterman	$900,000	140%	$1,260,000	55%	—	38.5%	$485,100	$485,100	$485,100
John Feenan	$665,000	75%	$498,750	55%	—	38.5%	$192,019	$192,019	$192,019
Jonathan Gottsegen	$553,000	65%	$359,450	55%	—	38.5%	$138,388	$138,388	$138,388
Amanda Orders	$375,000	60%	$225,000	55%	—	38.5%	$86,625	$86,625	$86,625
Tom Donnelly	$475,000	75%	$356,250	62.5%(1)	34.2%(2)	54.0%	$192,375	$192,375	$192,375

(1)
Adjusted EBITDA Payout Percentage is comprised of 55% payout for the Adjusted EBITDA Performance Target and 70% payout for the Segment Adjusted EBITDA Target.

(2)
Free Cash Flow Payout Percentage is comprised of 0% payout for the Free Cash Flow Performance Target and 68.2% payout for the Segment Cash Metric Target.

Fiscal 2023 Annual Bonus Plan
For Fiscal 2023, Mr. Masterman’s target bonus percentage remains the same, Mr. Gottsegen and Ms. Orders will increase to 75% and Mr. Donnelly will increase to 85%. The Compensation Committee increased Messrs. Gottsegen and Donnelly and Ms. Orders’ target bonus percentages to be in line with the market median of the Peer Group. Mr. Feenan’s target bonus opportunity for Fiscal 2023 is set by his Transition Agreement at $255,000. The program will continue to be heavily based on financial performance and will add an additional metric which for 2023 will be focused on the delivery of ESG goals. Under the new design, the program will focus on Adjusted EBITDA performance, Free Cash Flow, and ESG-based goals and performance. In addition, for Fiscal 2023, the Compensation Committee approved a snow adjustment mechanism for adjustment of Adjusted EBITDA performance targets that is consistent with the mechanism approved for Fiscal 2022. The Compensation Committee has the ability to deliver the bonus payout in a mix of cash and equity, with a premium applied to the equity payout.
Long-Term Equity Incentive Awards
We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business.
In anticipation of Fiscal 2022 equity grants, the Compensation Committee considered introducing performance-vesting equity as a component of the annual equity-based awards, but determined to maintain the time-vesting stock options and annual RSU awards for our NEOs given our tenure as a publicly traded company and the volatility of our stock price. The Compensation Committee also evaluated whether to provide a one-time performance-vesting equity award to our CEO. Pursuant to their analysis, and as a step toward incorporating performance-vesting equity into the annual long-term incentive program, the Compensation Committee granted our CEO a one-time grant of performance-vesting restricted stock units (“PRSUs”) which is discussed below. Further, as part of the Compensation Committee’s continuing efforts to better align pay with performance, for Fiscal 2023 they have adopted a long-term equity structure that will annually award NEOs market-based equity opportunities in the form of 50% RSUs, which is consistent with historic practice, and 50% PRSUs in place of their prior practice of awarding time-vesting stock options.
Fiscal 2022 Grants
On November 18, 2021, we granted time-vesting stock options and RSUs to each of our NEOs, as follows:
Name	2022 Long-Term Incentive Value	Long-Term Incentive as a Percentage of Base Salary	Time-Vesting Stock Options (#)	Time-Vesting RSUs (#)
Andrew Masterman	$3,500,000	389%	255,728	116,356
John Feenan	$898,000	135%	65,613	29,854
Jonathan Gottsegen	$1,096,000	198%	54,507	69,104
Amanda Orders	$950,000	253%	32,879	78,251
Tom Donnelly	$920,000	194%	41,647	63,252
The amount of the equity-based awards granted to a NEO was determined by taking into consideration each NEO’s total direct compensation and alignment to a market median total compensation philosophy for our NEO population. For Fiscal 2022, the Compensation Committee increased the long-term incentive values (as expressed as a percentage of their base salaries) from 353% to 389% for Mr. Masterman, an incremental increase that was positioned below median given the introduction of an additional performance-based equity grant for Fiscal 2022, as described below. Certain other executives were provided long-term incentive increases to better align to the Company’s market median total compensation philosophy and shareholder interests:
•
increase from 137% of base salary to 198% for Mr. Gottsegen, and

•
increase from 120% of base salary to 194% for Mr. Donnelly.

No increase to the long-term incentive values was made for the other NEOs with respect to Fiscal 2022.
In order to account for the amount of outstanding equity scheduled to vest through Fiscal 2023, the Compensation Committee determined that for our NEOs, the time-vesting stock options and RSUs will vest 25% on each of the first four anniversaries of the grant date, with full accelerated vesting upon the occurrence of a change in control.
Performance-Vesting Retention Grant
In Fiscal 2022, in addition to the annual grants, we granted a one-time PRSU to our CEO on May 17, 2022 as part of our efforts to retain him as his prior cash retention bonus had been fully paid. The Compensation Committee determined that a longer term equity award that was subject to rigorous performance-vesting criteria would best align pay with performance and serve as a transition to adoption of performance-vesting equity in the Company’s Fiscal 2023 equity program. Award payouts, if any, will be determined based on actual performance for the full three-year performance period which commenced on October 1, 2022 and ends on September 30, 2025. Mr. Masterman received 402,900 target PRSUs for which potential award payouts range from 0% to 200% of the target award depending on performance against three metrics, “Adjusted EPS CAGR,” “Revenue CAGR,” and “Relative TSR,” weighted 25%, 25% and 50%

respectively. “Adjusted EPS CAGR” is defined as the compound annual growth rate in the Company’s Basic Adjusted EPS (as defined in the Company’s 2022 Annual Report) based on growth in Basic Adjusted EPS for the final fiscal year of the performance period over the same metric for Fiscal 2022. “Revenue CAGR” is defined as the compound annual growth rate in the Company’s revenue for the performance period based on growth in revenue for the final fiscal year of the performance period over the same metric for Fiscal 2022. “Relative TSR” is defined as the Company’s total shareholder return (“TSR”) ranked against the TSR of each member of the Russell 3000 Index that is a member during the entire performance period. Our Compensation Committee may adjust the measurement of performance to exclude the impact of certain specified costs, such as charges for restructuring, discontinued operations, or asset write downs, and other unusual, non-recurring or unbudgeted items.
Time-Based Vesting Retention Grant
For our other continuing NEOs, the Compensation Committee assessed the value of their outstanding awards. They determined that given their criticality to the Company and current levels of retention, a competitive labor market for executive talent and each NEO’s unvested equity value, there was a need to grant our continuing NEOs a longer term equity award. The Compensation Committee granted Mr. Gottsegen, Ms. Orders and Mr. Donnelley the following number of RSUs on September 29, 2022, respectively: 44,303, 63,291 and 44,303. The awards vest in full on the third anniversary of the grant date which the Compensation Committee determined would enhance their retention value.
For specific vesting terms of our equity awards and a description of equity awards made prior to Fiscal 2022, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”.
Vesting of Restricted Stock and Options Based on Fiscal 2022 Performance
As discussed below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Pre-IPO Class B Units and Converted Restricted Stock”, prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan. In addition, upon the effectiveness of the IPO, we were required under the terms of the Second Amended and Restated Limited Partnership Agreement (the “Parent Limited Partnership Agreement”) with BrightView Parent L.P. to grant to each holder of Class B Units, including each of our NEOs, nonqualified options to purchase shares of our common stock (the “Top-Up Options”). The Top-Up Options were granted pursuant to our 2018 Omnibus Incentive Plan and have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance- vesting), and were vested and unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO.
With respect to the converted performance-vesting restricted stock and performance-vesting Top-Up Options first scheduled to vest in Fiscal 2022, the annual Adjusted EBITDA target for Fiscal 2022 was $437 million. For equity vesting in Fiscal 2022, achievement of 95% of the Adjusted EBITDA target would result in a 50% target payout and achievement between 95% to 100% of the Adjusted EBITDA target would result in an interpolated percentage of target payout. For Fiscal 2022, our actual Adjusted EBITDA was $288 million. Accordingly, none of the converted performance-vesting restricted stock and performance- vesting Top-Up Options first scheduled to vest in Fiscal 2022 vested. Additionally, the converted performance-vesting restricted stock and performance-vesting Top-Up Options that failed to vest in Fiscal 2021 were eligible to vest in Fiscal 2022 based on Fiscal 2022 Adjusted EBITDA performance, however these awards also failed to vest.
Benefits and Perquisites
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, which include:

•
participation in our tax-qualified 401(k) defined contribution plan;

•
medical, dental, vision, life and disability insurance coverage, and

•
dependent care flexible spending accounts and health savings and health reimbursement accounts. In addition, NEOs are eligible to participate in executive health and disability plans.

Our NEOs have access to an aircraft operated by the Company for business use and have in the past used it infrequently for personal use where one or more family members have accompanied a NEO when traveling on business. Such use has not resulted in any incremental cost to the Company.
In accordance with his employment agreement, Mr. Gottsegen, in lieu of relocation expenses, is eligible for reimbursement for business expenses associated with travel to and from the Company’s headquarters.
In addition to current and long-term incentive compensation, we provide retirement benefits to the NEOs. The amount of retirement benefits provided are designed to attract and retain highly qualified executives. The NEOs are eligible to participate in the Company’s tax-qualified 401(k) defined contribution plan and are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. We also maintain the Executive Savings Plan, a nonqualified deferred compensation plan under which our NEOs are entitled to defer their salary or bonus (as further described below under the heading “Executive Savings Plan”). We do not have a defined benefit plan for any of our executive officers.
Severance and Change of Control Benefits.   We do not have a formal severance policy. However, we do provide severance benefits to our NEOs in order to offer competitive total compensation packages and be competitive in our executive attraction and retention efforts. The NEOs’ employment agreements provide for severance payments and benefits upon a qualifying termination of employment (“Qualifying Termination”), which is a termination by the Company without cause or a resignation by the executive for good reason. See “Potential Payments to Named Executive Officers Upon Termination or Change of Control,” which describes the payments to which each of the NEOs may be entitled under their respective employment agreements.
In addition, our time-vesting equity awards provide for automatic accelerated vesting upon a change in control, and our other equity awards and bonus plan provide for accelerated vesting and a prorated bonus, as applicable, upon certain termination events and as more fully described below under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control.” For the PRSUs granted to Mr. Masterman, termination and change in control treatment for the awards has been changed. The awards will no longer automatically vest on a change in control. Instead, change in control treatment will depend on whether the awards are assumed or replaced in the transaction. For awards that are assumed or replaced, they will continue to vest after the change in control, and vesting will accelerate if within two years after the change in control our CEO is terminated without cause or resigns for good reason — often referred to as “double trigger” vesting. The Compensation Committee made these changes to better align with market practice as the Company has matured since its IPO.
Stock Ownership and Retention Policy
To align the interests of management with those of our stockholders, certain of our executives (the “Covered Executives”) are required to hold a specific level of equity ownership as outlined below:
•
CEO: 6x base salary

•
Other NEOs: 3x base salary

•
Other Executives: 0.5x to 3x base salary

Until the applicable ownership level is achieved, Covered Executives must retain 100% of net shares granted to them. Once the ownership guideline is achieved, the CEO must retain 30% of net shares granted to him, but other Covered Executives do not have an additional holding requirement beyond what is required to maintain applicable ownership guidelines.

The shares counted toward these ownership requirements include shares owned outright and unvested RSUs and earned and vested PRSUs. The retention requirement applies to prior and future grants.
Hedging and Pledging
Our Insider Trading and Selective Disclosure Policy prohibits directors and employees from hedging transactions involving our stock, including, but not limited to, through the use of financial instruments such as puts, calls, and other derivative instruments, or through the establishment of a short position in our securities. In addition, our Insider Trading and Selective Disclosure Policy requires directors and executive officers to notify the Company’s Chief Legal Officer prior to pledging Company securities.
Tax Deductibility and Accounting Implications
As a general matter, the Compensation Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Compensation Committee also examines the accounting cost associated with the grants.
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services rendered to us during Fiscal 2022.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Andrew Masterman President and CEO	2022	900,000	521,000	6,749,983	1,749,998	485,100	—	42,633	10,448,714
	2021	850,000	—	1,499,994	1,499,998	1,832,600	—	30,794	5,713,386
	2020	850,000	—	1,542,800	1,424,996	748,000	—	11,669	4,577,466
John Feenan Executive Vice President, CFO	2022	665,000	—	449,004	449,003	192,019	—	34,080	1,789,106
	2021	650,000	—	439,995	440,000	750,750	—	21,880	2,302,625
	2020	650,000	—	507,545	439,996	390,000	—	10,498	1,998,039
Jonathan Gottsegen Executive Vice President, Chief Legal Officer and Corporate Secretary	2022	553,000	—	723,001	373,002	138,388	—	35,339	1,822,730
	2021	540,000	—	370,503	370,498	540,540	—	15,669	1,837,210
	2020	540,000	—	395,885	350,998	280,800	—	21,526	1,589,208
Amanda Orders(6) CHRO	2022	375,000	—	724,997	224,998	86,625	—	6,243	1,417,863
Thomas Donnelly President, Landscape Development	2022	475,000	—	634,987	284,999	192,375	—	23,365	1,610,725
	2021	465,000	—	279,004	278,997	537,075	—	11,303	1,571,379
	2020	465,000	—	327,311	278,998	279,000	—	9,243	1,359,552

(1)
Amount reflects payment of retention cash bonus made in December 2021 to Mr. Masterman pursuant to his employment agreement.

(2)
Amounts reported in this column reflect the aggregate grant date fair value of RSUs granted on November 18, 2021 to each of our NEOs, PRSUs granted on May 17, 2022 to our CEO and RSUs granted on September 29, 2022 to Messrs. Gottsegen and Donnelly and Ms. Orders, calculated in accordance with FASB ASC Topic 718 (“ASC 718”), using the assumptions discussed in Note 13 “Equity Based Compensation” to our audited consolidated financial statements contained in our 2022 Annual Report.

As described further under “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards — Performance-Vesting Retention Grants,” of the PRSUs granted in Fiscal 2022, 25% are based on Adjusted EPS CAGR, 25% are based on Revenue CAGR and 50% are based on Relative TSR. The grant date fair value of the PRSUs that are earned based on Adjusted EPS CAGR and Revenue CAGR were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the PRSUs that are earned based on Adjusted EPS CAGR and Revenue CAGR would have been $4,999,990 for Mr. Masterman.
As the PRSUs that are earned based on Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.
(3)
Amounts reported in this column reflect the grant date fair value of options granted on November 18, 2021 to each of our NEOs, as discussed in “Compensation Discussion and Analysis — Executive Compensation Program Elements — Long-Term Equity Incentive Awards.” The grant date fair values were computed in accordance with ASC 718 using a Black-Scholes valuation model. For information regarding the assumptions used in determining the value of these awards, please refer to Note 13 “Equity Based Compensation” to our audited consolidated financial statements contained in the 2022 Annual Report.

(4)
Amounts shown for Fiscal 2022 reflect the payout under the 2022 bonus plan for each of our NEOs. For a description of the terms of the 2022 bonus plan, see “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — 2022 Annual Bonus Plan.”

(5)
All Other Compensation for Fiscal 2022 reflects the following:

(a)
as to all NEOs, matching contributions under the Company’s 401(k) plan in the following amounts for each of Messrs. Masterman, Feenan, Gottsegen and Donnelly and Ms. Orders: $11,839, $12,200, $11,829, $12,419 and $1,625 respectively;

(b)
as to Mr. Gottsegen, company paid expenses of approximately $12,693 for travel to and from the Company’s headquarters in accordance with his employment agreement; and

(c)
as to all NEOs, payments of premiums under the executive health and disability and life insurance plans in the following amounts for each of Messrs. Masterman, Feenan, Gottsegen and Donnelly and Ms. Orders: $30,794, $21,880, $10,817, $10,946 and $4,618, respectively.

(6)
Ms. Orders was not an NEO for Fiscal 2020 or 2021.

Grants of Plan-Based Awards in Fiscal 2022
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts UnderEquity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying of Options (#)(4)	Exercise or Base Price Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Masterman	2022 Annual Bonus	—	—	630,000	1,260,000	2,520,000	—	—	—	—	—	—	—
	Time-vesting RSUs	11/18/2021	11/10/2021	—	—	—	—	—	—	116,356	—	—	1,749,994
	Time-vesting stock options	11/18/2021	11/10/2021	—	—	—	—	—	—	—	255,728	15.04	1,749,998
	PRSUs	5/17/2022	5/17/2022	—	—	—	201,450	402,900	805,800	402,900		—	4,999,989
John Feenan	2022 Annual Bonus	—	—	249,375	498,750	997,500	—	—	—	—	—	—	—
	Time-vesting RSUs	11/18/2021	11/10/2021	—	—	—	—	—	—	29,854		—	449,004
	Time-vesting stock options	11/18/2021	11/10/2021	—	—	—	—	—	—	—	65,613	15.04	449,003
Jonathan Gottsegen	2022 Annual Bonus	—	—	179,725	359,450	718,900	—	—	—	—	—	—	—
	Time-vesting RSUs	11/18/2021	11/10/2021	—	—	—	—	—	—	24,801	—	—	373,007
	Time-vesting RSUs	9/29/2022	9/25/2022							44,303	—	—	349,994
	Time-vesting stock options	11/18/2021	11/10/2020	—	—	—	—	—	—	—	54,507	15.04	373,002

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts UnderEquity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying of Options (#)(4)	Exercise or Base Price Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Amanda Orders	2022 Annual Bonus	—	—	112,500	225,000	450,000	—	—	—	—	—	—	—
	Time-vesting RSUs	11/18/2021	11/10/2021	—	—	—	—	—	—	14,960	—	—	224,998
	Time-vesting RSUs	9/29/2022	9/25/2022							63,291	—	—	499,999
	Time-vesting stock options	11/18/2021	11/10/2021	—	—	—	—	—	—	—	32,879	15.04	224,998
Tom Donnelly	2022 Annual Bonus	—	—	178,125	356,250	712,500	—	—	—	—	—	—	—
	Time-vesting RSUs	11/18/2021	11/10/2021	—	—	—	—	—	—	18,949	—	—	284,993
	Time-vesting RSUs	9/29/2022	9/25/2022							44,303	—	—	349,994
	Time-vesting stock options	11/18/2021	11/10/2021	—	—	—	—	—	—	—	41,647	15.04	284,999

(1)
See “Compensation Discussion and Analysis — Executive Compensation Program Elements — Annual Bonus Opportunities — 2022 Annual Bonus Plan” above for a description of our Fiscal 2022 performance-based bonus plan. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA component of the bonus plan and that the NEO only earns the threshold payout under the Free Cash Flow component.

(2)
Reflects PRSUs granted in Fiscal 2022 to Mr. Masterman.

(3)
Reflects the time-vesting RSUs granted in Fiscal 2022.

(4)
Reflects the time-vesting options granted in Fiscal 2022.

(5)
Represents the grant date fair value of the equity awards granted in Fiscal 2022. The assumptions applied in determining the fair value of the awards are discussed in Note 13 “Equity-Based Compensation” to our audited consolidated financial statements included in the 2022 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements and Transition Agreement
Each of our NEOs entered into a new employment agreement with BrightView Landscapes, LLC in connection with the IPO, providing for continued “at-will” employment, outlining the terms of employment for such NEO and replacing the employment agreement that was in effect with each such NEO prior to the IPO. Each of these agreements sets forth standard terms summarizing annual base salary, bonus and benefits, which, in each case, are the same terms as were in effect prior to the IPO. These employment agreements are described below. In addition to the below, each NEO is also eligible for severance benefits pursuant to his or her employment agreement, subject to his execution of a release of claims and compliance with certain restrictive covenants, in the event his or her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments to Named Executive Officers Upon Termination or Change of Control.”
Andrew Masterman.   Mr. Masterman’s employment agreement provides for his continued employment as our President and CEO, reporting to our Board. Mr. Masterman is entitled to receive:
•
an annual base salary of $850,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 100% of his base salary (increased to 140% commencing with Fiscal 2022),with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

On December 5, 2021, Mr. Masterman received a one-time retention bonus of $521,000, pursuant to the terms of his employment agreement.
John Feenan.   Mr. Feenan’s employment agreement provided the below through September 30, 2022:
•
an annual base salary of $650,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award target at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Mr. Feenan retired from his role as CFO effective September 30, 2022. Pursuant to his Transition Agreement, he is entitled to receive:
•
beginning October 1, 2022 and continuing until October 31, 2022, an annual base salary of $665,000;

•
beginning November 1, 2022 and continuing until November 30, 2023, an annual base salary of $340,000;

•
for Fiscal 2023, an annual bonus award target of $255,000, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan; and

•
beginning October 1, 2022, awards under the Company’s equity incentive plan as determined by the Compensation Committee. For Fiscal 2023, the Company expects to grant Mr. Feenan awards under the Company’s equity incentive plan in the same form and on the same terms as applicable to the Company’s executive officers, using Mr. Feenan’s previous base salary of $665,000 to determine the target grant date value of his Fiscal 2023 awards.

Jonathan Gottsegen.   Mr. Gottsegen’s employment agreement provides for his continued employment as our Chief Legal Officer and Corporate Secretary, reporting to our CEO. Mr. Gottsegen is entitled to receive:
•
an annual base salary of $540,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 60% of his base salary (increased to 65% commencing with Fiscal 2020), with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Amanda Orders.   Ms. Order’s employment agreement provides for her continued employment as our Chief Human Resources Officer, reporting to our CEO. Ms. Orders is entitled to receive:
•
an annual base salary of $315,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 60% of her base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Tom Donnelly.   Mr. Donnelly’s employment agreement provides for his continued employment as our President, Landscape Development, reporting to our CEO. Mr. Donnelly is entitled to receive:
•
an annual base salary of $465,000, subject to review by our Compensation Committee for increase from time to time; and

•
an annual bonus award targeted at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Terms of Equity Awards
Pre-IPO Class B Units and Converted Restricted Stock
Prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units, which were 50% time-vesting and 50% performance-vesting. In connection with the IPO, all outstanding unvested Class B Units, including those held by our NEOs, were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan on the basis of an exchange ratio that took into account the number of unvested Class B Units held, the applicable threshold value applicable to such Class B Units and the value of the distributions that the holder would have been entitled to receive had BrightView Parent L.P., an affiliate of KKR which was dissolved in August 2018 following the IPO, been liquidated on the date of such conversion in accordance with the terms of the distribution “waterfall” set forth in the Parent Limited Partnership Agreement. Vested Class B Units were similarly converted into shares of our common stock.

The converted unvested shares of restricted stock continue to vest in accordance with the same vesting schedule applicable to the Class B Units from which such shares were converted. In addition, converted unvested restricted shares are eligible to vest proportionately as and when KKR sells shares of our common stock if KKR realizes both a 25% internal rate of return (“IRR”) and a 2.5 times multiple of invested capital (“MOIC”) in connection with such sales.
Assuming a NEO remains employed on each applicable vesting date, the converted time-vesting restricted stock is generally scheduled to vest in equal installments on each of the first five anniversaries of the grant date (with the exception that restricted stock converted from Class B Units granted on or after October 19, 2015 but prior to March 1, 2016 to employees, including our NEOs, who were already Class B unitholders contained vesting schedules that tracked the original vesting schedules of the first grant of Class B Units made to such Class B unitholders).
Assuming a NEO remains employed on each applicable vesting date, the converted performance- vesting restricted stock is generally scheduled to vest with respect to 20% on the last day of each of the first five fiscal years, subject to the Company’s achievement of annual Adjusted EBITDA targets, but if any 20% tranche of performance-vesting restricted stock fails to vest in one fiscal year due to the Company not achieving the applicable annual Adjusted EBITDA target for such fiscal year, such converted restricted stock remains eligible to vest in the immediately subsequent fiscal year if the Company achieves a cumulative Adjusted EBITDA target for the two respective fiscal years combined. With respect to the converted performance-vesting restricted shares that were first scheduled to vest in Fiscal 2016, such shares were also eligible to vest in Fiscal 2022 if the Company achieved the standard (i.e., non-cumulative) Adjusted EBITDA target for the 2022 fiscal year, which the Company did not achieve and therefore the shares did not vest. In addition, with respect to converted performance-vesting restricted stock first scheduled to vest in Fiscal 2019 through 2022, core EBITDA (i.e., EBITDA measured without taking into account the impact of any acquisitions) must have increased over the prior fiscal year’s core EBITDA for any vesting to occur (i.e., if the annual Adjusted EBITDA target for a fiscal year is achieved solely due to increases in Adjusted EBITDA resulting from acquisitions, then no vesting will occur even if that annual Adjusted EBITDA target is achieved). Partial vesting of the converted performance-vesting restricted stock may occur if performance attainment is at or above 95% of the Adjusted EBITDA target, but below 100% of the Adjusted EBITDA target. Performance attainment above 100% of the Adjusted EBITDA target is capped at 100% of target payout. In addition, if we make acquisitions that generate more than $50 million in gross revenue per year, then the annual (but not the cumulative) Adjusted EBITDA target for each of the fiscal years following the fiscal year in which the acquisition occurred will be increased by the amount of additional EBITDA generated by such acquisition in the remaining portion of the fiscal year following the date on which the acquisition was consummated.
The Adjusted EBITDA targets are designed to provide a reasonably achievable, but challenging, set of goals for our NEOs and other long-term incentive plan participants.
Notwithstanding the vesting parameters set forth above, the Compensation Committee will have the discretion to determine vesting achievement in connection with all acquisitions. The Compensation Committee also reserved the right to further adjust performance targets to take into account the impact of snowfall levels on overall performance.
Top-Up Options
As discussed above under “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Vesting of Restricted Stock and Options Based on Fiscal 2022 Performance”, upon the effectiveness of the IPO, we were required under the terms of the Parent Limited Partnership Agreement to grant to each holder of Class B Units, including each of our NEOs, Top Up Options. This option grant was intended to restore to the Class B unitholders the same leverage, or amount of equity at work, that each such Class B unitholder had with respect to their vested and unvested Class B Units prior to their conversion into shares of our common stock (for example, if 100 Class B Units converted into 40 shares of common stock, the option grant was to acquire 60 shares of our common stock). The Top Up Options were granted pursuant to our 2018 Omnibus Incentive Plan, have a per share exercise price equal to the IPO price of $22.00 per share, have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance-vesting), and were vested or unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO (for example, if the time-vesting portion of a grant of Class B Units was 40% vested immediately prior to the IPO, then the one-half of the option grant that was subject to time-based vesting was also 40% vested).
Fiscal 2022 Equity Awards
In November 2021, the Compensation Committee granted time-vesting stock options and time-vesting RSUs to each of our NEOs. These time-vesting stock options and RSUs will vest 25% on each of the first four anniversaries of the grant date. The Compensation Committee also granted retention RSU grants in September 2022 that vest in full on the third anniversary of the grant date. These time-vesting stock options and RSUs are subject to full accelerated vesting upon a change in control.
The Compensation Committee also granted our CEO a PRSU in May 2022. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Retention Grants” for more details.
See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control” for additional detail on the treatment of equity awards upon termination of employment or a change in control.
Acceleration upon Qualifying Termination
Following certain termination or other events, the NEOs are entitled to accelerated vesting of their equity awards as further described below under “— Potential Payments Upon Termination or Change in Control”.
Outstanding Equity Awards at Fiscal 2022 End
	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Andrew Masterman	12/22/16	—	—	—	—	—	—	—	—	—
	2/21/18	—	—	—	—	—	800	6.352	—	—
	6/27/18(5)	905,819	4,545	435,090	22.00	6/27/28	—	—	134,746	1,069,883
	11/28/18(7)	141,894	94,596	—	13.49	11/28/28	40,768	323,698	—	—
	11/22/19(8)	57,656	134,529	—	16.89	11/22/29	59,059	468,928	—	—
	11/19/20(10)	53,151	159,453	—	13.78	11/19/30	81,640	648,222	—	—
	11/18/21(11)	—	225,728	—	15.04	11/18/31	116,356	923,867	—	—
	5/17/22(12)	—	—	—	—	—	—	—	402,900	3,199,026
John Feenan	2/29/16	—	—	—	—	—	—	—	—	—
	2/21/18	—	—	—	—	—	800	6,352	—	—
	6/27/18(5)	331,814	4,545	164,971	22.00	6/27/28	—	—	49,434	392,506
	6/27/18(6)	32,073	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	40,242	26,828	—	13.49	11/28/28	11,564	91,818	—	—
	11/22/19(8)	17,802	41,539	—	16.89	11/22/29	18,235	144,789	—	—
	11/22/19(9)	—	—	—	—	—	—	—	—	—
	11/19/20(10)	15,591	46,773	—	13.78	11/19/30	23,948	190,147	—	—
	11/18/21(11)	—	65,613	—	15.04	11/18/31	29,854	237,041	—	—
Jonathan Gottsegen	2/29/16	—	—	—	—	—	—	—	—	—

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
	6/27/18(5)	137,433	—	64,674	22.00	6/27/28	—	—	20,426	162,182
	6/27/18(6)	42,764	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	33,432	22,288	—	13.49	11/28/28	9,604	76.256	—	—
	11/22/19(8)	14,200	33,138	—	16.89	11/22/29	14,547	115,503	—	—
	11/22/19(9)	—	—	—	—	—	—	—	—	—
	11/19/20(10)	13,128	39,385	—	13.78	11/19/30	23,166	183,938	—	—
	11/18/21(11)	—	54,507	—	15.04	11/18/31	24,801	196,920	—	—
	9/29/22(13)	—	—	—	7.90	—	44,303	351,766	—	—
Amanda Orders	—	—	—	—	—	—	—	—	—	—
	6/27/18(5)	22,143	—	8,661	22.00	6/27/28	—	—	3,425	27,195
	6/27/18(6)	6,415	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	6,000	2,000	—	13.49	11/28/28	1,000	7,940	—	—
	11/22/19(8)	10,817	10,818	—	16.89	11/22/29	4,663	37,024	—	—
	11/22/19(9)	—	—	—	—	—	—	—	—	—
	11/19/20(10)	6,201	18,603	—	13.78	11/19/30	9,525	75,629	—	—
	11/18/21(11)	—	32,879	—	15.04	11/18/31	14,960	118,782	—	—
	9/29/22(13)	—	—	—	7.90	—	63,291	502,531	—	—
Tom Donnelly	9/30/14
	6/27/18(5)	141,490	—	23,139	22.00	6/27/28	—	—	12,438	98,758
	6/27/18(6)	42,764	—	—	22.00	6/27/28	—	—	—	—
	11/28/18(7)	35,985	11,995	—	13.49	11/28/28	5,170	41,050	—	—
	11/22/19(8)	19,163	19,163	—	16.89	11/22/29	8,259	65,576	—	—
	11/22/19(9)	—	—	—	—	—	—	—	—	—
	11/19/20(10)	9,886	29,658	—	13.78	11/19/30	15,186	120,577	—	—
	11/18/21(11)	—	41,647	—	15.04	11/18/31	18,949	150,455	—	—
	9/29/22(13)	—	—	—	7.90	—	44,303	351,766	—	—

(1)
For stock awards granted prior to the IPO, this represents the original grant date of the Class B Units that were converted to restricted stock awards in connection with the IPO. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Pre-IPO Class B Units and Converted Restricted Stock”.

(2)
Amounts reported are based on $7.94, which was the closing price of our common stock on September 30, 2022, the last business day of Fiscal 2022.

(3)
Reflects performance-vesting restricted stock. The vesting terms of these shares of performance- vesting restricted stock are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”. Since the performance periods for the performance-vesting criteria for each of the fiscal years subsequent to Fiscal 2022 have not commenced as of the end of Fiscal 2022, the number and market value of the performance-vesting restricted shares for these years reported in the “Equity Incentive Plan Awards” column above is based on the Company achieving target level of performance, which is the same as the maximum. The actual numbers of shares that will be issued is not yet determinable.
(4)
Reflects time-vesting restricted shares of our common stock. The unvested time-vesting restricted shares generally vest 20% per year on each of the first five anniversaries of the date of grant.

(5)
Amounts set forth in the “Number of Securities Underlying Unexercised Options Unexercisable” column include time-vesting Top-Up Options. For Mr. Masterman, the amount includes 4,045 options that vest on February 21, 2023. For Mr. Feenan, the amount includes 4,545 options that vest on February 21, 2023. All of Mr. Gottsegen’s time-vesting Top-Up Options vested on February 29, 2021. For Ms. Orders, the amount includes 1,519 options that vested on December 12, 2022. All of Mr. Donnelly’s time-vesting Top-Up Options vested on September 30, 2019. Amounts set forth in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column represent performance-vesting Top-Up Options. The vesting terms of these performance-vesting Top-Up Options are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards”. The number and market value of the performance-vesting Top-Up Options for these years reported in this column is based on the Company achieving target level of performance, which is the same as the maximum. Each of our NEO’s performance-vesting Top-Up Options are eligible to vest as follows for the Fiscal 2022 performance period: Mr. Masterman — 4,545 options, Mr. Feenan — 4,545 options and Ms. Orders — 1,591 options; Messrs. Gottsegen and Donnelly had no performance-vesting Top-Up Options for the Fiscal 2022 performance period. The performance metrics applicable to performance-vesting Top-Up Options eligible to vest in Fiscal 2022 were not met and the associated tranches did not vest.

(6)
Reflects IPO Options, which are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.

(7)
Reflects time-vesting stock options and time-vesting shares of our restricted stock. For Messrs. Masterman, Feenan and Gottsegen, 10% vested on November 28, 2019, 20% vested on November 28, 2020, 30% vested on November 28, 2021 and 40% vested on November 28, 2022. For Ms. Orders and Mr. Donnelly, 25% vests on each of the first four anniversaries of the date of grant.

(8)
Reflects RSUs that were granted in Fiscal 2020 in connection with the Fiscal 2019 Annual Bonus Plan. These RSUs are only forfeitable upon a termination for cause or a violation of restrictive covenants and the remaining 50% will be settled on the second anniversary of the grant date. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Terms of Equity Awards — Post-IPO Equity Awards”.

(9)
Reflects time-vesting options and RSUs granted in Fiscal 2020. For Messrs. Masterman, Feenan and Gottsegen, the time-vesting stock options and RSUs vest 10%, 20%, 30% and 40%, respectively, on each of the first four anniversaries of the grant date. For Ms. Orders and Mr. Donnelly, the time-vesting stock options and RSUs vest 25% on each of the first four anniversaries of the grant date.

(10)
Reflects time-vesting options and RSUs granted in Fiscal 2021 that vest 25% on each of the first four anniversaries of the grant date.

(11)
Reflects time-vesting options and RSUs granted in Fiscal 2022 that vest 25% on each of the first four anniversaries of the grant date.

(12)
Reflects target number of PRSUs granted to our CEO that are eligible to vest in full on September 30, 2025 based on achievement of metrics over a three-year performance period. See Compensation Discussion and Analysis — Long-Term Equity Incentive Awards — Retention Grants”.

(13)
Reflects time-based RSUs granted in Fiscal 2022 that vest in full on September 29, 2025.

Option Exercises and Stock Vested in Fiscal 2022
The following table provides information regarding stock awards held by our NEOs that vested during Fiscal 2022. None of our NEOs exercised options in Fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew Masterman	—	—	120,008	1,738,478
John Feenan	—	—	29,797	453,580
Jonathan Gottsegen	—	—	19,409	287,758
Amanda Orders	—	—	7,886	118,298
Tom Donnelly	—	—	15,791	234,543

(1)
Represents time-based restricted stock or RSUs.

(2)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation — Fiscal 2022
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY Name ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Andrew Masterman	272,491	—	(203,602)	—	562,050
John Feenan	333,480	—	(307,455)	—	914,942
Jonathan Gottsegen	55,100	—	436	—	94,999
Amanda Orders	22,269	—	(67,879)	8,079	193,427
Tom Donnelly	—	—	2,610	122,090	—

(1)
These amounts are also reported in the Summary Compensation Table.

(2)
Amounts in this column are not reported as compensation for Fiscal 2022 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

(3)
Reflects aggregate ESP balance as of September 30, 2022. Of the totals in this column, the following amounts were previously reported in the Summary Compensation Table: Mr. Masterman $291,664; Mr. Feenan $469,638; Mr. Gottsegen $39,461 and Mr. Donnelly $23,950.

Executive Savings Plan
The NEOs and certain other senior employees are eligible to defer salary or bonus under the Executive Savings Plan (the “ESP”). The ESP is an unfunded, deferred compensation plan that we maintain for a select group of management or highly compensated employees. Amounts deferred under the ESP are eligible to be paid either upon a termination of employment or a specified future date, in each case either in a lump sum or in installments. The ESP is intended to be “unfunded” for purposes of both ERISA and the Code. The ESP is not intended to be a qualified plan under section 401(a) of the Code. Each participating executive’s subaccounts under the ESP will be paid out upon separation from service or on the in-service distribution date elected by the executive at the time the deferral was made, in a lump sum or in monthly, quarterly or annual installments over 2 to 15 years, as elected by the executive at the time of deferral. The Company has adopted a “rabbi” trust, which holds assets that are to be used to fund the payment of benefits under the ESP but remain subject to the claims of our creditors in the event of an insolvency or bankruptcy.
The table below shows the funds available under the ESP and their annual rate of return as of September 30, 2022, as reported by the administrator of the ESP. Participants in the ESP may elect the funds in which their account balances are deemed invested from the list of funds set forth below.

Name of Investment Fund	Annual Rate of Return (%) as of 9/30/22
Fidelity® Government Money Market Fund	0.51%
Fidelity® Total Bond Fund	-14.59%
Fidelity® U.S. Bond Index Fund	-14.57%
Fidelity® 500 Index Fund	-15.49%
Fidelity® Extended Market Index Fund	-29.51%
Fidelity® Diversified International Fund – Class K	-30.46%
Fidelity Freedom® Income Fund – Class K	-13.38%
Fidelity Freedom® 2005 Fund – Class K	-13.74%
Fidelity Freedom® 2010 Fund – Class K	-15.45%
Fidelity Freedom® 2015 Fund – Class K	-17.21%
Fidelity Freedom® 2020 Fund – Class K	-18.89%
Fidelity Freedom® 2025 Fund – Class K	-19.70%
Fidelity Freedom® 2030 Fund – Class K	-20.07%
Fidelity Freedom® 2035 Fund – Class K	-21.18%
Fidelity Freedom® 2040 Fund – Class K	-22.17%
Fidelity Freedom® 2045 Fund – Class K	-22.28%
Fidelity Freedom® 2050 Fund – Class K	-22.24%
Fidelity Freedom® 2055 Fund – Class K	-22.28%
Fidelity Freedom® 2060 Fund – Class K	-22.26%
Fidelity Freedom® 2065 Fund – Class K	-22.25%
William Blair Small-Mid Cap Growth Fund Class I	-28.16%
T. Rowe Price Blue Chip Growth Fund	-34.83%
Vanguard Total International Stock Index Fund Admiral Shares	-25.21%
AB Discovery Value Fund Class Z	-17.06%
John Hancock Funds Disciplined Value Fund Class R6	-7.17%
BlackRock Strategic Income Opportunities Portfolio Institutional Shares	-7.35%
Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and the valuation of the Company at that time. There can be no assurance that a termination or change of control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.
Termination Provisions in Employment Agreements
Qualifying Termination.   Pursuant to the terms of each of Messrs. Masterman, Gottsegen and Donnelly and Ms. Order’s (the “Current NEOs”) employment agreements, if the Current NEO’s employment is terminated by us without cause or the Current NEO resigns with good reason, the Current NEO will be entitled to:
•
a severance payment equal to his then-current annual base salary, paid in periodic installments over a period of 12 months;

•
a pro-rated annual bonus in respect of the fiscal year in which his termination occurs based on actual performance;

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•
outplacement services for 12 months following termination in an amount not to exceed $7,500.

Additionally, if a Current NEO’s employment is terminated within the one-year period following a change of control, he or she will be entitled to an additional severance payment equal to his or her target annual bonus for the year of termination, also paid in periodic installments over a period of 12 months.
Any severance payments or benefits payable to a Current NEO upon a termination of employment described above are subject to the Current NEO executing a general release of claims and continuing to comply with certain restrictive covenants, described below.
Under the employment agreements, “cause” generally means dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of his or her duties, or violation of the Current NEO’s restrictive covenants under the employment agreement.
Under the employment agreements, “good reason” generally means, without the Current NEO’s prior written consent: (i) a material reduction in base salary or target annual bonus opportunity; (ii) a material reduction of duties and responsibilities; or (iii) a relocation of the Current NEO’s principal office to a location more than 50 miles away. To be considered a resignation from employment for good reason, the Current NEO must provide written notice of termination within 60 days of the occurrence of such conditions giving rise to good reason and the Company must fail to cure the grounds that constitute good reason.
Termination Due to Death/Disability.   In the event of termination of employment due to death, a Current NEO’s estate is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Upon termination due to death or disability, a Current NEO (or his or her estate) is also entitled to a prorated bonus if he or she is employed for at least 180 days during the fiscal year.
Change of Control.   If a change of control had occurred prior to December 5, 2021, Mr. Masterman would have been entitled to an accelerated payment of a retention bonus equal to $521,000. Such payment has now been made pursuant to the terms of his employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”.
Restrictive Covenants.   Each Current NEO’s employment agreement contains: (i) perpetual confidentiality covenants that protect proprietary information, developments and other intellectual property and confidential information and materials of the Company and its affiliates, (ii) a non-competition covenant that prohibits the Current NEO from engaging in any capacity in business activities that are competitive with the business activities of the Company or its affiliates during employment and for the one year period after termination of employment for any reason, (iii) a non-solicitation covenant that prohibits the Current NEO from soliciting our customers during employment and for the one year period following termination for any reason, (iv) a non-solicitation covenant that prohibits the Current NEO from soliciting any of our employees during employment and for the one year period after termination of employment for any reason, and (v) a non-disparagement covenant that prohibits the Current NEOs from disparaging the Company and our senior officers and directors from disparaging the Current NEO.
Treatment of Equity Awards
Time-Vesting Restricted Stock and RSUs.   Upon a termination of employment for any reason other than death or disability all unvested time-vesting restricted stock awards and RSUs will be forfeited. Upon the occurrence of a change of control, time-vesting restricted stock awards and RSUs would fully vest.
PRSUs.   Upon a termination of employment for any reason other than death or disability all PRSUs will be forfeited. Upon the occurrence of a change of control in which the PRSUs are not assumed, converted or replaced by the resulting entity, such awards would fully vest. Upon the occurrence of a change of control in which the PRSUs are assumed, converted or replaced by the resulting entity and the Current NEO is terminated either by the Company other than for “cause” or by the Current NEO for “good reason”, the number of earned and vested PRSUs would be determined based on the greater of assumed achievement at the target level for each performance metric or the actual level of achievement for each performance metric through the change in control date. “Cause” and “good reason” are as defined in Mr. Masterman’s employment agreement and as described above under “Termination Provisions in Employment Agreements”.
Performance-Vesting Restricted Stock.   Upon a termination of employment for any reason all unvested performance-vesting restricted stock awards will be forfeited. Upon the occurrence of a change of control, performance-vesting restricted stock would be eligible to vest if affiliates of KKR realized both a 25% IRR and a 2.5 times MOIC in connection with such change of control.
Options.   Upon a termination of employment for any reason any unvested stock options will be forfeited and any vested stock options will remain exercisable for a period of time following such termination of employment; however upon a termination of employment for “cause” all vested and unvested options will immediately be forfeited. Upon the occurrence of a change of control, time-vesting stock options would fully vest and performance-vesting stock options would be eligible to vest if affiliates of KKR realized both a 25% IRR and a 2.5 times MOIC in connection with such change of control.
Partial Acceleration of Time-vesting Equity Awards on Termination due to Death or Disability.   In the event of termination of employment due to death or disability, a Current NEO will become immediately vested in the next tranche of time-vesting equity awards scheduled to vest after the date of termination, if any.
Partial Acceleration of PRSUs on Termination due to Death or Disability.   In the event of termination of employment due to death or disability, a Current NEO will become immediately vested in a number of PRSUs determined based on achievement at the target level for the performance metrics with the number of PRSUs pro-rated based on the number of days of employment during the performance period prior to termination of service.
Termination Provisions in the Annual Bonus Plan
Under the annual bonus plan, a Current NEO is entitled to a prorated bonus if he or she is employed for at least 180 days during the fiscal year and the termination was due to death or disability or the NEO’s retirement (which is defined as termination for any reason other than for cause after the age of 65).
Potential Payments Upon Termination or Change of Control
The information below describes and estimates certain compensation that would become payable under plans and arrangements if each Current NEO’s employment had terminated on September 30, 2022, the last business day of Fiscal 2022, given the Current NEO’s compensation as of, and based on the terms of such Current NEO’s employment agreement and arrangements in effect on, such date. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described above.
The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Current NEOs.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Value of Equity Acceleration ($)(3)(4)	Outplacement Services ($)	Total ($)
Andrew Masterman
Qualifying Termination	1,385,100	20,276	—	7,500	1,412,876
Qualifying Termination Within One Year of a Change of Control	2,645,100	20,276	3,199,026	7,500	5,871,902
Qualifying Termination Within Two Years of a Change of Control(5)	1,385,100	20,276	3,199,026	7,500	4,611,902
Death or Disability	487,566	—	978,057	—	1,465,623
Change of Control(6)	—	—	5,570,092	—	5,570,092
Jonathan Gottsegen
Qualifying Termination	691,388	16,573	—	7,500	715,461
Qualifying Termination Within One Year of a Change of Control	1,050,838	16,573	—	7,500	1,074,911
Qualifying Termination Within Two Years of a Change of Control(5)	691,388	16,573	—	7,500	715,461
Death or Disability	139,903	—	580,120	—	720,023
Change of Control(6)	—	—	900,563	—	900,563
Amanda Orders
Qualifying Termination	461,625	9,058	—	7,500	478,183
Qualifying Termination Within One Year of a Change of Control	686,625	9,058	—	7,500	703,183
Qualifying Termination Within Two Years of a Change of Control(5)	461,625	9,058	—	7,500	478,183
Death or Disability	87,652	—	588,227	—	675,879
Change of Control(6)	—	—	746,249	—	746,249
Tom Donnelly
Qualifying Termination	667,375	15,313	—	7,500	690,188
Qualifying Termination Within One Year of a Change of Control	1,023,625	15,313	—	7,500	1,046,438
Qualifying Termination Within Two Years of a Change of Control(5)	667,375	15,313	—	7,500	690,188
Death or Disability	193,676	—	503,404	—	697,080
Change of Control(6)	—	—	729,424	—	729,424

(1)
With respect to a Qualifying Termination, cash severance payment includes 12 months of base salary and the pro rata portion of the annual bonus award earned by the Current NEO in Fiscal 2022. With respect to a Qualifying Termination within one year following a change of control, includes an additional severance payment equal to the NEO’s target annual bonus with respect to the 2022 annual bonus plan. Upon termination due to death, a Current NEO (or his or her estate) is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Upon termination due to death or disability, a NEO (or his or her estate) is also entitled to a prorated bonus if he or she is employed for at least 180 days during the fiscal year.

(2)
Amounts in this column reflect the cost of providing continued COBRA coverage at active employee rates for 18 months following termination.

(3)
The amounts reported are based on $7.94 the closing price of our common stock on September 30,

2022, the last business day before the end of our fiscal year. In addition, upon the occurrence of a change of control, performance-vesting equity awards are eligible to vest if KKR realizes both a 25% IRR and a 2.5 times MOIC in connection with such change of control. See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control — Treatment of Equity Awards.” The amount reported in the table assumes that KKR does not achieve the required IRR and MOIC.
(4)
Upon termination due to death or disability, a Current NEO (or his or her estate) will become vested in the tranche of time-vesting equity awards next scheduled to vest after the date of termination, if any. In the case of our CEO’s PRSUs, no amount would accelerate, vest or become payable pursuant to the awards terms upon termination due to death or disability.

(5)
In the event of a change of control followed by a termination by the Company other than for cause or by the CEO for good reason within two year of a change of control, PRSUs held by our CEO that are not previously vested or forfeited would become earned and vested based on assumed achievement at the “target” level for each performance metric, which is how the amount reported in the table was calculated.

(6)
In the event of a change of control, all time-vesting equity awards held by our Current NEOs that are not previously vested or forfeited will fully accelerate and become vested. PRSUs held by our CEO that are not previously vested or forfeited, awards that are not assumed, converted or replaced by the resulting entity become earned and vested based on assumed achievement at the “target” level for each performance metric, which is how the amount reported in the table was calculated.

Potential Payments under the Transition Agreement
Under the Transition Agreement, upon a voluntary resignation, injury illness or incapacity, death or termination for cause, Mr. Feenan will be eligible to receive:
•
accrued and unpaid base salary through his termination date,

•
unused but accrued vacation as of the termination date in accordance with company policy;

•
any unpaid or unreimbursed business expenses incurred as of the termination date in accordance with company;

•
any benefits as provided under the terms of any employee benefit plan in which Mr. Feenan participates;

•
if his termination occurs after the end of the fiscal year but prior to the time the bonus is paid, he will remain eligible to receive his earned annual bonus for the fiscal year in which his termination occurs; and

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) until the separation date.

Assuming a voluntary resignation, injury, illness or incapacity, death or termination for cause as of September 30, 2022, Mr. Feenan would have received $476,703.
Upon any other termination, including termination without cause, Mr. Feenan will be eligible to receive:
•
base salary until November 30, 2023, paid in period installments until such date;

•
a pro-rated annual bonus in respect of the fiscal year in which his termination occurs based on actual performance;

•
if his termination occurs after the end of the fiscal year but prior to the time the bonus is paid, he will remain eligible to receive his earned annual bonus for the fiscal year in which his termination occurs; and

•
continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) until the separation date.

Assuming a termination without cause as of September 30, 2022, Mr. Feenan would have received $879,832.

Additionally, Mr. Feenan’s outstanding equity awards will continue to be determined and governed by the terms of the award agreements. See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control — Treatment of Equity Awards.”
Pay Ratio Disclosure
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Andrew Masterman, our President and CEO.
For Fiscal 2022:
•
the annual total compensation of our median employee was $38,821; and

•
the annual total compensation of our CEO was $10,448,714.

Based on this information, for Fiscal 2022 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 270 to 1.
Supplemental Pay Ratio
During Fiscal 2022 our CEO received a one-time retention cash bonus payment and was granted a one-time PRSU award, as described in the “Compensation Discussion and Analysis” section. To provide a more accurate assessment of our CEO’s compensation for Fiscal 2022 relative to our median employee, we have calculated a supplemental pay ratio excluding the value of the retention cash bonus payment paid pursuant to Mr. Masterman’s employment agreement and one-time PRSU award. Excluding these one-time items results in a supplemental pay ratio of 127 to 1.
Pay Ratio Methodology
We took the following steps to identify the annual total compensation of our median employee:
•
We determined that, as of August 31, 2022, our employee population consisted of approximately 21,000 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date (other than our CEO), except that we excluded individuals who first became our employees during the fiscal year as a result of the following business acquisitions: (i) Performance Landscape (closed in January 2022, 100 employees); (ii) Intermountain Planting (closed in February 2022, 300 employees); (iii) TDE Canada (closed in March 2022, 20 employees); (iv) SGS Hawaii Landscape (closed in July 2022, 112 employees); and (v) Syringa Landscape (closed in August 2022, 30 employees).

•
To identify the “median employee” from our employee population, we used the amount of total cash compensation for the identified employees as reflected in our payroll records for Fiscal 2022 through the determination date. For total cash compensation, we used base pay, overtime, commissions, special bonuses, and the annual performance bonus payouts. We annualized compensation for any new hires during the year. We did not use any statistical sampling techniques.

•
For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for Fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K under the Securities Act, resulting in annual total compensation of $38,821.

•
For the annual total compensation of our CEO, we used the amount reported in the “Total” column for Fiscal 2022 in the Summary Compensation Table included in this Proxy Statement. This amount includes non-cash values and the grant date fair value, determined in accordance with accounting rules, of equity awards made during Fiscal 2022 which have not otherwise vested.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.
Director Compensation in Fiscal 2022
Description of Director Compensation
Mr. Raether, a non-employee director nominated by our Sponsor, and Mr. Joshua T. Weisenbeck, a former non-employee director nominated by our Sponsor who served on our board for a portion of Fiscal 2022, received no compensation for their services on the Board in Fiscal 2022.
Each of our non-employee directors not associated with our Sponsor (the “Non-Employee Directors”) is entitled to an annual cash retainer of $80,000, payable quarterly in arrears. If the Chair of each committee is a Non-Employee Director, the Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $20,000, $15,000 and $10,000, respectively, payable quarterly in arrears. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $7,500 and $5,000, respectively. Each of our Non-Employee Directors have the option of electing to receive 0%, 50% or 100% of their cash compensation in the form of fully-vested common stock.
In addition, our Non-Employee Directors are eligible to receive an annual grant of RSUs having a grant date fair market value equal to $120,000, which are based on the average closing price of our common stock over the 30 calendar day period ending on the last business day before the grant date and vest 100% on the first to occur of the business day immediately preceding our next annual meeting of stockholders or a change in control of the Company. Upon a termination of service for any reason prior to a vesting date any unvested restricted stock units will be forfeited.
Our directors are not paid any fees for attending meetings. However, our directors are reimbursed for travel and lodging expenses associated with attendance at Board or committee meetings.
Non-Employee Director Stock Ownership Guidelines
Our Non-Employee Directors are required to hold equity ownership in the Company equal to 5x the director’s annual cash retainer. Non-Employee Directors are expected to comply with the ownership guidelines within five years of the later of (a) March 13, 2019 or (b) the director’s appointment to the Board. Once the ownership level is attained, the Non-Employee Director must retain 30% of net shares granted to him or her until retirement from Board service.
The table below sets forth information regarding Non-Employee Director compensation for Fiscal 2022.
Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Total ($)
James R. Abrahamson	98,522	120,000	218,522
Jane Okun Bomba	100,205	120,000	220,205
William Cornog	33,058	120,000	153,058
Frank Lopez	91,457	180,000	271,457
Paul E. Raether(4)	—	—	—
Richard W. Roedel	100,205	120,000	220,205
Mara Swan	93,962	120,000	213,962
Joshua T. Weisenbeck(3)(4)	—	—	—

(1)
Non-Employee Directors can elect to take all or a portion of their cash retainer in cash or common stock. Messrs. Cornog, Lopez and Roedel and Mmes. Okun Bomba and Swan each received their fees in stock.

(2)
Amounts included in this column reflect the aggregate grant date fair value of RSUs granted in FY2022, calculated in accordance with ASC Topic 718. The assumptions used in the valuation are discussed in Note 13 “Equity-Based Compensation” to our audited consolidated financial statements contained in our 2022 Annual Report. As of September 30, 2022, each of our Non-Employee Directors had 9,086 unvested RSUs outstanding, except for Mr. Cornog who had 9,214 unvested RSUs outstanding.

(3)
Mr. Weisenbeck resigned from the Board effective May 9, 2022.

(4)
Received no compensation as associated with our Sponsor.

Mr. Cornog joined the Board on May 9, 2022 and received a grant of 9,214 RSUs. The shares underlying this award will vest in full on March 9, 2023.
OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of December 31, 2022 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.
As of December 31, 2022, there were 93,476,986 shares of our common stock outstanding.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(2)	50,633,123	54.2%
Directors and Named Executive Officers:
Andrew V. Masterman	2,152,397	2.3%
John A. Feenan	789,915	*
Amanda Orders	114,284	*
Thomas C. Donnelly(3)	634,216	*
Jonathan M. Gottsegen	409,055	*
James R. Abrahamson	85,679	*
Jane Okun Bomba	51,735	*
William Cornog	6,744	*
Frank Lopez	15,427	*
Paul E. Raether(4)	—	*
Richard W. Roedel(5)	64,819	*
Mara Swan	50,352	*
All directors and executive officers as a group (15 persons)	4,956,855	5.3%

*
Less than one percent.

(1)
The number of shares reported includes shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after December 31, 2022 and is as follows:
Mr. Masterman, 1,432,399 shares; Mr. Feenan, 518,691 shares; Ms. Orders: 74,996 shares; Mr. Donnelly: 291,161 shares; Mr. Gottsegen: 304,201 shares; Mr. Abramson, 0 shares; Ms. Okun Bomba, 0 shares; Mr. Cornog, 0 shares; Mr. Lopez, 0 shares; Mr. Roedel, 0 shares; Ms. Swan, 0 shares; and all directors and executive officers as a group, 3,020,675 shares.

(2)
Represents shares directly owned by KKR BrightView Aggregator L.P. KKR BrightView Aggregator GP LLC, as the general partner of KKR BrightView Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR BrightView Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Group Partnership L.P., as the sole stockholder of KKR North America XI Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR & Co. Inc., as the sole stockholder of KKR Group Holdings Corp., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares directly owned by KKR BrightView Aggregator L.P. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Raether is a member of our Board and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Kravis, Roberts and Raether disclaims beneficial ownership of the shares held by KKR BrightView Aggregator L.P. The principal business address of each of Mr. Raether is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.

(3)
The number of shares beneficially owned by Mr. Donnelly also includes 164,000 shares held by trust.

(4)
The principal business address of Mr. Raether is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001.

(5)
On July 29, 2021, Rich Roedel transferred 61,170 shares from Margaret Roedel (his spouse) and his own accounts to a Spousal Lifetime Access Trust in the name of R. Roedel. Mr. Roedel’s adult children are beneficiaries and trustees and the shares are no longer beneficially owned by him or his spouse.

TRANSACTIONS WITH RELATED PERSONS
Stockholders Agreement
In connection with our IPO, we entered into a stockholders agreement with MSD Partners, L.P. (“MSD Partners”) and the Sponsor. On May 14, 2021, MSD Partners notified us of its election to terminate its right to nominate a director pursuant to the stockholders agreement and subsequently sold all of their shares of our common stock during Fiscal 2022. This agreement grants the Sponsor the right to nominate to our Board a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 10% of the total number of directors comprising our Board at such time as long as KKR BrightView Aggregator L.P. beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of directors that KKR BrightView Aggregator L.P. is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board (e.g., one and one quarter (1-1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board is created by the death, disability, retirement or resignation of a Sponsor director designee, funds managed by KKR BrightView Aggregator L.P., shall, to the fullest extent permitted by law, have the right to have the vacancy filled by the Sponsor.
The stockholders agreement grants to KKR BrightView Aggregator L.P. certain governance rights, for as long as KKR BrightView Aggregator L.P. maintains ownership of at least 25% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.
KKR BrightView Aggregator L.P. has nominated two directors to our Board rather than the maximum number of directors it is entitled to nominate under the stockholders agreement. In the future, KKR BrightView Aggregator L.P. may, at its discretion, elect to nominate the maximum number of directors it is entitled to nominate under the stockholders agreement.
Amended Parent Limited Partnership Agreement
In connection with the IPO and the pro rata distribution of shares of our common stock to holders of Class A limited partnership units (the “Class A Units”) of BrightView Parent L.P. (the “Class A Equity Conversion”), the Parent Limited Partnership Agreement was amended to survive the IPO and the dissolution of BrightView Parent L.P. following the Class A Equity Conversion. As amended, BrightView serves as successor to BrightView GP I, LLC, the general partner of the BrightView Parent L.P., and any terms referencing BrightView Parent L.P. or securities of BrightView Parent L.P. are deemed to reference BrightView or securities of BrightView, respectively. The as amended Parent Limited Partnership Agreement preserves certain rights of the limited partners party to the Parent Limit Partnership Agreement that under the terms of the Parent Limited Partnership Agreement were intended to survive an initial public offering by BrightView Parent L.P. or any of its subsidiaries. Such rights include certain registration rights, preemptive rights, tag- along rights and drag-along rights for stockholders party to the Parent Limited Partnership Agreement, each of which is described further below.
Registration Rights
Subject to certain conditions, the Amended Parent Limited Partnership Agreement provides KKR BrightView Aggregator L.P. and its affiliates with an unlimited number of “demand” registrations. Eligible holders that acquired interests in BrightView Parent L.P. in connection with our acquisition of ValleyCrest

Holding Co. on June 30, 2014 (the “ValleyCrest Acquisition”) (such holders, being referred to herein as the “ValleyCrest Holders”), may after the fourth anniversary of the completion of the IPO request that we file a shelf registration statement, so long as such eligible holder holds at least 7.5% of our outstanding common stock at the time of such request. Under the Amended Parent Limited Partnership Agreement, certain holders of registrable securities party thereto are provided with customary “piggyback” registration rights following the IPO, with certain exceptions. The Amended Parent Limited Partnership Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. The “piggyback” registration right of our directors, senior executive officers and other employees party to the Amended Parent Limited Partnership Agreement (such stockholders being referred to herein as the “Management Stockholders”) terminated in June 2020 upon the consummation of a secondary offering that constituted a “Qualified Public Offering” as defined in the Amended Parent Limited Partnership Agreement.
Transfer Restrictions
The Amended Parent Limited Partnership Agreement imposes restrictions on transfers of shares of our common stock held by the stockholders party thereto. Management Stockholders were generally prohibited from transferring their shares prior to the earlier of (i) the second anniversary of the completion of the IPO and (ii) the date on which KKR BrightView Aggregator L.P. or its affiliates sell at least 50% of the shares of our common stock that were converted from the interests indirectly acquired by KKR BrightView Aggregator L.P. in our company in December 2013. These transfer restrictions with respect to the shares held by Management Stockholders terminated upon the consummation of the secondary offering of shares of our common stock in June 2020.
The ValleyCrest Holders were generally prohibited from transferring their shares prior to the fourth anniversary of the completion of the IPO; provided, however, after the second anniversary of the completion of the IPO such stockholders were permitted to transfer shares subject to certain volume limitations contained in Rule 144 under the Securities Act. However, shares held by any stockholder party to the Amended Parent Limited Partnership Agreement were permitted at any time to be transferred (i) pursuant to an effective registration statement under the Securities Act filed by the company in accordance with the Amended Parent Limited Partnership Agreement and upon the proper exercise of certain “piggyback” registration rights (described above), (ii) certain transfers to certain family members (as specified in the Amended Parent Limited Partnership Agreement) of a stockholder or a stockholder’s trust in accordance with the Amended Parent Limited Partnership Agreement, (iii) transfers approved by our Board in writing (such approval being in the sole discretion of our Board) or (iv) in connection with the exercise of the rights described herein. These transfer restrictions with respect to the ValleyCrest Holders terminated upon the fourth anniversary of the completion of the IPO in June 2022. Shares held by KKR BrightView Aggregator L.P. or its affiliates were not restricted from being transferred under the Amended Parent Limited Partnership Agreement.
Preemptive Rights
In connection with an issuance of equity securities to KKR BrightView Aggregator L.P. or its affiliates, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders and certain individuals party thereto the right to purchase such securities at the same price and on the same terms as the equity securities to be offered to KKR BrightView Aggregator L.P. or its affiliates.
In connection with an issuance of debt securities by the Company, whereby KKR BrightView Aggregator L.P. or its affiliates hold at least 30% of the debt securities offered in such transaction after the underwriting and syndication of the offering, the Amended Parent Limited Partnership Agreement grants the
ValleyCrest Holders the right to purchase such debt securities at the same price and on the same terms as the debt securities acquired by KKR BrightView Aggregator L.P. or its affiliates.
These preemptive rights terminated in June 2020 upon the consummation of the Qualified Public Offering.

Tag-Along and Drag-Along Rights
The Amended Parent Limited Partnership Agreement grants the stockholders party to the Amended Parent Limited Purchase Agreement the right to participate in certain sales of shares of our common stock by KKR BrightView Aggregator L.P. or its affiliates (such right being referred to herein as the “Tag- Along Rights”), and requires such stockholders to participate in any such sale if so elected by KKR BrightView Aggregator L.P. or its affiliates in the event that they are proposing to sell stock in a transaction that would constitute a Change in Control (as defined in the Amended Parent Limited Partnership Agreement) (such right being referred to herein as the “Drag-Along Right”). The Tag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering; provided, however, with respect to the ValleyCrest Holders, such rights terminate only after the fourth anniversary of the completion of the IPO. The Drag-Along Rights described above terminated in June 2020 upon the consummation of the Qualified Public Offering.
Management Stockholders’ Right to Cause Repurchases and Redemptions
The Amended Parent Limited Partnership Agreement also provides for Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options in the event of their termination without cause, resignation or death or disability. Pursuant to the Amended Parent Limited Partnership Agreement, Management Stockholders, in the aggregate, may only cause the Company to repurchase shares in an aggregate amount of $2.5 million in any twelve month period in connection with resignations without “Good Reason” (as defined in the Amended Parent Limited Partnership Agreement). The Amended Parent Limited Partnership Agreement also provides for our ability to cause a Management Stockholder to sell his or her stock or options back to the Company upon certain termination events. Our right to cause a Management Stockholder to sell his or her options back to the Company and Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options, as described above, each terminated in June 2020 upon the consummation of the Qualified Public Offering.
Indemnification Agreement
In connection with the ValleyCrest Acquisition, we entered into an indemnification agreement with MSD Partners and the Sponsor, whereby the parties agreed to customary exculpation and indemnification provisions in favor of MSD Partners and the Sponsor in connection with certain transactions, including in connection with the services provided under the Monitoring Agreement and transaction fee agreements.
Relationship with KKR Capital Markets
During Fiscal 2022, we engaged KKR Capital Markets LLC (“KCM”) as an arranger for the amendment of our Credit Agreement, dated as of December 18, 2013. KCM received approximately $1.95 million for its services in the fiscal year ending September 30, 2022. Additionally, KKR Corporate Lending LLC, an affiliate of KKR Capital Markets LLC, was previously a participating lender under our revolving credit facility and we may engage KKR Capital Markets LLC to assist us with other financing transactions in the future.
Relationship with KKR Capstone
We have utilized in the past and may in the future utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a consulting company and affiliate of KKR that works exclusively with Kohlberg Kravis Roberts & Co. L.P.’s portfolio companies for consulting services. We did not pay KKR Capstone any fees and/or expenses in the fiscal year ending September 30, 2022.
Transactions with MSD Partners
On January 19, 2022 we repurchased 5,906,954 shares from MSD Partners for a total purchase price of approximately $82.5 million. Similarly, on April 4, 2022 we repurchased 5,906,954 shares from MSD Partners for a total purchase price of approximately $72.8 million. Each of the repurchases was authorized under our previously announced share repurchase program. Subsequent to the repurchases, MSD Partners no longer owns any shares of our stock.

Transactions with Directors and Officers
In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2022.”
We have entered into indemnification agreements with our directors and certain officers. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.
Mr. Donnelly’s son-in-law, Kristopher Kaufman, is employed by the Company as a client sales representative for Development Services. Mr. Kaufman is not directly supervised by Mr. Donnelly and his compensation is commensurate with that of his peers. For Fiscal 2022, his total compensation, including salary, bonus and other benefits, totaled approximately $176,000.
Related Persons Transaction Policy
Our Audit Committee Charter provides that the Audit Committee will review and approve all material related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Landscape development and maintenance transactions between the Company and entities affiliated with holders of 5% or more of any class of the Company’s outstanding securities that are provided in the ordinary course of business and on substantially the same terms and conditions as would be available to similarly situated customers are deemed to be approved by the Audit Committee (to the extent such transactions would have otherwise been subject to the review and approval process described above).

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2024 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2024 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before September 28, 2023. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2024, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2024, such a proposal or notice must be received on or after November 8, 2023, but not later than December 8, 2023. In the event that the date of the Annual Meeting of Stockholders to be held in 2024 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2024 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2024 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2024 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 8, 2024.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary at BrightView Holdings, Inc., 980 Jolly Road, Blue Bell, Pennsylvania 19422.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Jonathan M. Gottsegen
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.brightview.com) and click on “Financials and Filings — SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended September 30, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
BrightView Holdings, Inc.
980 Jolly Road
Blue Bell, Pennsylvania 19422

Appendix A
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRIGHTVIEW HOLDINGS, INC.
BRIGHTVIEW HOLDINGS, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.   The Third Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended as follows:
Deleting the text of Article VII in its entirety and replacing it with the following:
“LIMITATION OF DIRECTOR AND OFFICER LIABILITY
A.
To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.
Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.”

2.   The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendments in accordance with the provisions of Section 242(b)(1) of the DGCL.
3.   The stockholders of the Corporation, at a meeting duly called and held pursuant to Section 222 of the DGCL, duly adopted the amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.
4.   The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on                  , 2023.
BRIGHTVIEW HOLDINGS, INC.
By:
Name:
Jonathan M. Gottsegen

Title:
Executive Vice President, Chief Legal Officer and Corporate Secretary

BRIGHTVIEW HOLDINGS, INC.980 Jolly RoadSuite 300Blue Bell, Pennsylvania 19422THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Andrew V. Masterman, Brett Urban and Jonathan M.Gottsegen, and each of them, with full power of substitution and power to act alone,as proxies of the undersigned to vote all the shares of Common Stock which theundersigned would be entitled to vote if personally present and acting at the AnnualMeeting of Stockholders of BrightView Holdings, Inc., to be held at 11:00 AM, Eastern Timeon March 7, 2023 virtually at https://web.lumiagm.com/298109712, password:brightview2023, and at any adjournments or postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If nosuch direction is made, this proxy will be voted FOR each of the Director Nomineesand FOR proposal 2 and proposal 3, and at the discretion of the proxies with regardto any other matter that may properly come before the meeting or any adjournment orpostponement thereof.(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OFBRIGHTVIEW HOLDINGS, INC.Tuesday, March 7, 2023 at 11:00 AM Eastern TimeNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement and proxy cardare available at - http://www.astproxyportal.com/ast/22221Please sign, date and mailyour proxy card in theenvelope provided as soonas possible.Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEESAND “FOR” PROPOSAL 2 AND PROPOSAL 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xPlease detach along perforated line and mail in the envelope provided.20830300000000000000 8 030723GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxymaterial, statements and other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.astfinancial.com to enjoy online access.1. Election of Directors:O James R. AbrahamsonO Jane Okun BombaO William CornogO Frank LopezO Andrew V. MastermanO Paul E. RaetherO Richard W. RoedelO Mara Swan2. To ratify the appointment of Deloitte & Touche LLP as BrightViewHoldings, Inc.’s independent registered public accounting firm forFiscal 2023.3. To approve the amendment to the BrightView Holdings, Inc. ThirdAmended and Restated Certificate of Incorporation.NOTE: To transact such other business as may properly come before the meeting or anyadjournments or postponements of the Annual MeetingFOR AGAINST ABSTAINFOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)NOMINEES: